SHARE PURCHASE AGREEMENT

by and among

Jacco van der Wekken Holding B.V.

René van Tol Beheer B.V.

GeJo B.V.

Arnoud & Anja Beheer B.V.

Cor van Oers Beheer B.V.

Roelof Naber Beheer B.V.

Harm Brinks Beheer B.V.

Ad van Laarhoven Beheer B.V.

Stekidotema Beheer B.V.

P.T.M. Hooijman

A.F.V. Braam

C. Oele

and

C. A. Bal

as the Sellers

and

AgriForce Growing Systems Ltd.

as the Purchaser

regarding the sale and transfer of
100% of the issued and outstanding shares in the capital of

Delphy Groep B.V.

10 February 2022

CONTENTS

1.	Definitions and Interpretation	7
2.	Sale and Purchase	7
3.	Effective Date	7
4.	Purchase Price	7
5.	Payment	8
6.	Issuance of agriforce shares	9
7.	The escrow amount	11
8.	Leakage amounts	12
9.	Conditions	12
10.	Pre-Completion	13
11.	Post-Completion	15
12.	Completion	15
13.	Loans and Guarantees	16
14.	Sellers' Warranties	17
15.	Breach of warranties	18
16.	Notifications of claims for breach	18
17.	Claims	18
18.	Limitation of Liability	19
19.	Specific Indemnities	21
20.	Non-Financial Covenants	22
21.	Purchaser's Warranties	24
22.	Tax	24
23.	Security for Claims	24
24.	Non-Compete and Non-Solicitation	24
25.	Confidentiality	25
26.	Penalty	26
27.	Notices	27
28.	Further Assurances	28
29.	Assignments	28
30.	Payments	28
31.	Costs	29
32.	General	29
33.	no third party beneficiaries	30
34.	No Rescission	30
35.	Entire Agreement	30
36.	Purchase Price Adjustments	30
37.	Governing Law and Dispute Resolution	31
38.	Sellers' Representative	31
39.	Language	32

Schedule 1	35
Schedule 2	46
Schedule 3	49
Schedule 4	51
Schedule 5	52
Schedule 6	53
Schedule 7	55
Schedule 8	56

Schedule 9 59
Schedule 10 75
Schedule 11 76
Schedule 12 82

THIS AGREEMENT (the **Agreement**) is made on 10 February 2022,

BETWEEN:

(1) **Jacco van der Wekken Holding B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Lienden, the Netherlands, with its registered office at Voorstraat 59, (4033 AC) Lienden, the Netherlands and registered at the Trade Register under number 11063063, hereby legally represented by its statutory director Cornelis Jacob van der Wekken;

(2) **Arnoud & Anja Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Wageningen, the Netherlands, with its registered office at Markt 23, (6701 CX) Wageningen, the Netherlands and registered at the Trade Register under number 09154706, hereby legally represented by its statutory director Arnoud Christiaan van Boven;

(3) **René van Tol Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Hazerswoude-Dorp, the Netherlands, with its registered office at Dorpsstraat 20, (2391 BG) Hazerswoude-Dorp, the Netherlands and registered at the Trade Register under number 28107413, hereby legally represented by its statutory director René van Tol;

(4) **Cor van Oers Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Oud Gastel, the Netherlands, with its registered office at Neerstraat 12, (4751 RH) Oud Gastel, the Netherlands and registered at the Trade Register under number 20122036, hereby legally represented by Cornelis Antonius Franciscus van Oers;

(5) **GeJo B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Emmen, the Netherlands, with its registered office at Adelaarshof 3, (8161 MA) Epe, the Netherlands and registered at the Trade Register under number 04079117, hereby legally represented by its statutory director Johannes Antonius Maria van Buren;

(6) **Ad van Laarhoven Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in De Moer, the Netherlands, with its registered office at Middelstraat 41, (5176 NH) De Moer the Netherlands and registered at the Trade Register under number 18080291, hereby legally represented by its statutory director Adrianus Johannes Maria van Laarhoven;

(7) **Harm Brinks Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Boxmeer, the Netherlands, with its registered office at Van Speyk 135, (5831 LC) Boxmeer the Netherlands and registered at the Trade Register under number 17182532, hereby legally represented by its statutory director Harm Brinks;

(8) **Roelof Naber Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in Gieten, the Netherlands, with its registered office at Gasselterweg 1a, (9461 HA) Gieten, the Netherlands and registered at the Trade Register under number 04079110, hereby legally represented by its statutory director Roelof Naber;

(9) **Stekidotema Beheer B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, whose statutory seat (*statutaire zetel*) is in 's Gravenzande, the Netherlands, with its registered office at Noordlandselaan 15B, (2691 KS) 's Gravenzande, the Netherlands and registered at the Trade Register under number 27274239, hereby legally represented by its statutory director Leendert Arie van den Berg;

(10) **C. Oele**, born in Kattendijke on 11 May 1960, living at Brede Hilledijk 444C, (3072 NK) Rotterdam, the Netherlands, acting on his own behalf;

(11) **A.F.V. Braam**, born in Anna Paulowna on 7 March 1965, living at Bernhardlaan 22, (1735 HJ) 'T Veld, the Netherlands, acting on his own behalf;

(12) **P.T.M. Hooijman**, born in Haarlemmermeer on 27 December 1967, living at Vorenpakker 10, (8314 AX) Bant, the Netherlands, acting on his own behalf;

(13) **C.A. Bal**, born in Goes on 30 July 1989, living at Rozenstraat 14, (4434 AL) Kwadendamme, the Netherlands, acting on his own behalf; and

(14) **AgriForce Growing Systems Ltd.**, a limited liability company incorporated under the laws of Canada, with its registered office at 500-1112 W Pender St. Vancouver British Columbia V6E 2S1, and registered in the commercial register under number BC1146470 (the '**Purchaser**')

The parties under (1) to (13) are collectively referred to as the '**Sellers**' and each individually referred to as a '**Seller**'.

The Sellers and the Purchaser are also collectively referred to as the '**Parties'** and each individually as a '**Party'**.

RECITALS:

(A) The Sellers are the full legal and beneficial owners of and jointly hold all (100%) issued and outstanding shares in the capital of:

Delphy Groep B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, with registered office (*statutaire zetel*) in Wageningen, the Netherlands, and its offices at Agro Business Park 5, 6708 PV Wageningen, the Netherlands, registered at the Trade Register under number 09154407 (hereinafter '**Delphy**),

being 15,392 ordinary shares with a nominal value of EUR 1.00 each, (the '**Shares**'), each of the Sellers individually holds the Shares as set out in Schedule 2 (*Shares per Seller*).

(B) Delphy directly holds: (i) 100% of the shares in Delphy B.V., (ii) 100% of the shares in Aegisto B.V., (iii) 100% of the shares in Delphy Projects B.V., (iv) 100% of the shares in

GreenQ Group B.V. (which in turn owns 100% of the shares in Improvement Centre B.V.), (v) 100% of the shares in Delphy (Shanghai) Agriculture Technology Co. Ltd., (vi) 100% of the shares in Delphy Rwanda Ltd., (vii) 85% of the shares in Delphy Poland Sp. z.o.o., (vii) 50% of the shares in Delphy Japan Co. Ltd.

The aforementioned companies, of which Delphy owns ⩾ 50% of the shares, shall hereinafter be referred to as the '**Subsidiaries**', the Subsidiaries and Delphy together shall hereinafter be referred to as the '**Group**' or the '**Group Companies**'.

Furthermore, Delphy directly holds: (ix) 49.99% of the shares in Delphy CVBA, (x) 35.2% of the shares in Delphy UK Ltd., (xi) 30% of the shares in HAS Hortiadvise A/S, (xii) 13% of the shares in Latia Agribusiness Solutions Ltd., and (xiii) 41% of the shares in Xplant B.V.

The aforementioned companies, of which Delphy owns < 50% of the shares, shall hereinafter be referred to as the '**Participations**'. Corporate information on the Group Companies and the Participations has been set out in Schedule 3 (*The Group Companies*).

(C) The Group carries out a business consisting of providing *inter alia* advice, information and services in the field of floriculture, pot and bedding plant cultivation, greenhouse vegetables, outdoor vegetable production, cut flowers, agriculture, flower bulbs and other agricultural sectors. The Group also operates modern greenhouse complexes in which new cultivation concepts and technical installations are developed, tested and demonstrated. All such activities carried out by the Group and the Participations are hereinafter referred to as the '**Business**'.

(D) The Parties have held discussions and have entered into negotiations with respect to the sale and transfer of the Shares by the Sellers to the Purchaser (the '**Transaction**'), which discussions and negotiations have resulted in the execution by Parties of a letter of intent dated October 21st 2021 (the '**Letter of Intent**').

(E) The Purchaser has performed a due diligence investigation in respect of the Group Companies, the Shares, the Business and all assets, results of operations and other commercial, financial, legal, and tax matters relating to the Group Companies, based on information and documentation made available to the Purchaser and its advisors in the Data Room (the '**Due Diligence Investigation**').

(F) The Sellers wish to sell and transfer the Shares to the Purchaser, and the Purchaser wishes to purchase and accept the transfer of the Shares, on the terms and subject to the conditions as set out in this Agreement.

(G) The Parties have obtained all necessary corporate and other internal approvals required by it to enter into this Agreement and to complete and consummate the Transaction, subject to the conditions as set out herein.

(H) Each of the relevant Parties has complied with the Social and Economic Council Merger Regulation for the protection of employees (*SER-Besluit Fusiegedragsregels 2015 ter bescherming van de belangen van werknemers*) and the requirements under the Works Councils Act (*Wet op de ondernemingsraden*), to the extent applicable.

(I) The relevant Parties have determined that a works council has been established within the Group (*ondernemingsraad*) but not at the level of Delphy. Delphy has consulted with this

works council, and the works council has, in joint consultation, declared that its advice is not required to consummate the Transaction.

(J) In this Agreement the Parties wish to set out the terms and conditions of the sale and transfer of the Shares by the Seller and the purchase and acquisition of the Shares by the Purchaser.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Capitalized words and expressions used in this Agreement, including the preamble, the recitals, Schedules and Annexes to it, have the meanings set out in Schedule 1 (*Definitions and Interpretations*), unless the context clearly requires otherwise. Schedule 1 includes provisions regarding the construction and interpretation of this Agreement.

2. SALE AND PURCHASE

2.1 By and subject to the terms and conditions in this Agreement, the Sellers hereby sell to the Purchaser and the Purchaser hereby purchases the Shares from the Sellers.

2.2 On Completion, the Shares shall be transferred (*geleverd*) free from any and all Encumbrances and together with all rights attached to them by execution of a notarial deed of transfer, in market practice form and without additional representation, warranties, guarantees or other obligations of the Sellers, to be agreed upon by the Parties prior to Completion (the '**Deed of Transfer**').

2.3 The Parties shall procure that the legal transfer (*juridische levering*) of the Shares (the '**Transfer**') and consummation of the Transaction as a whole ('**Completion**') shall take place in accordance with the provisions of Schedule 6 (*Completion*).

3. EFFECTIVE DATE

3.1 Subject to Completion taking place and the terms and conditions of this Agreement, the Shares, as well as all rights and obligations in connection with the Business, shall be for the economic benefit and risk of the Purchaser with effect as of 1 January 2021 as of 00:00 CET (the '**Effective Date**'), irrespective of the fact that Completion takes place at a date other than the Effective Date.

4. PURCHASE PRICE

4.1 The purchase price for the Shares (the '**Purchase Price**') shall amount to the aggregate of the following amounts:

(a) the amount of EUR 18,834,784.80 (in words: eighteen million eight hundred thirty four thousand seven hundred eighty-four Euros and eighty cents) (the '**Base Purchase Price**');

minus (-/-)

(b) the Leakage Amount pursuant to Schedule 8 (*Leakage*), if any;

plus (+/+)

(c) the issuance of shares of AgriForce with an aggregate market value of EUR 4,708,696.20 (in words: four million seven hundred eight thousand six hundred ninety-six Euros and twenty cents) in accordance with Clause 6 (the '**AgriForce Shares**').

4.2 At Completion, the Purchaser shall issue the AgriForce Shares to the Sellers in accordance with Clause 6, and pay the Base Purchase Price *minus (-/-)* the Leakage Amount, if any, (the '**Cash Completion Amount**'), in accordance with and subject to Clause 5, to the Sellers.

4.3 Any payment made under this Agreement by the Sellers to the Purchaser (including as compensation for a Breach) or, as the case may be, by the Purchaser to the Sellers, shall to the extent reasonably possible be deemed to be an adjustment of the Purchase Price and treated accordingly by the Parties to the extent possible.

4.4 On Completion, the Parties shall execute and sign a detailed letter of instruction to the Notary setting out the closing mechanics and the funds flow at Completion, in such form as the Parties are to agree upon (the '**Notary Letter**'), in accordance with Schedule 6 (*Completion*).

5. PAYMENT

5.1 The Purchaser shall procure that the Cash Completion Amount shall have been paid in immediately available funds on the Completion Date, by or on behalf of the Purchaser by wire transfer to the Notary Account under the reference '*Cash Completion Amount Project Oracle*' by no later than 10:00 CET on the Completion Date. The relevant amount shall be held by the Notary in the Notary Account for the benefit and at the instruction of the Purchaser, which paid such amounts, until execution of the Deed of Transfer, whereupon the Notary shall hold the Cash Completion Amount for and on behalf of the Sellers, for distribution in accordance with the Notary Letter.

5.2 The Cash Completion Amount to be paid from the Notary Account to a Seller shall be reduced with any outstanding amounts at that time under any existing loans between such Seller on the one hand and Delphy and/or any of the Group Companies on the other hand (the **Repayment Amount**). The Repayment Amount shall be paid from the Notary Account directly to Delphy and/or the respective Group Company on behalf of such Seller, the instructions for which shall be included in the Notary Letter.

5.3 The Transfer Agent, VStock Transfer, LLC, shall issue the AgriForce Shares to each Seller in accordance with each Seller's pro rata entitlement to the Purchase Price as set out in Schedule 2 (*Shares per Seller*). The AgriForce Shares shall be issued in book entry form (to be evidenced by a statement issued by the Transfer Agent at Completion), with an issuance price per share equal to the volume weighted average price (VWAP) for the five (5) trading days prior to the Completion Date, which in the aggregate shall have a market value of EUR 4,708,696.20 (in words: four million seven hundred eight thousand six hundred ninety-six Euros and twenty cents).

5.4 At Completion the Sellers, as per the moment of execution of the Notarial Transfer Deed, grant full and final discharge (*kwijting*) to the Purchaser for the payment of the Cash Completion Amount and Purchasers' obligation to issue the AgriForce Shares.

6. ISSUANCE OF AGRIFORCE SHARES

6.1 On the Completion Date, the AgriForce Shares shall be issued in a private placement transaction exempt from registration under Section 4(a)(2) of the United States Securities Act of 1933 (the '**Securities Act**'), as amended, or outside the United States in an offshore transaction in reliance on Regulation S, and such shares shall bear restrictive legends to that effect.

6.2 With a view to making available to the Sellers the benefits of certain rules and regulations of the Securities Act which may permit the sale of the AgriForce Shares to the public without registration, the Purchaser agrees to: (a) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (b) use reasonable best efforts to file with the Securities Exchange Commission in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; (c) use reasonable best efforts to furnish to the Sellers forthwith upon written request such information in the possession of the Purchaser as a Seller may reasonably request in availing itself of any rule or regulation of the Securities Exchange Commission allowing each Seller to sell any such securities without registration without restriction; and (d) provide confirmation, promptly following any written request from a Seller, whether Purchaser has adequate current public information available to satisfy the requirements of paragraph (c) of Rule 144.

6.3 The AgriForce Shares shall be restricted for at least six (6) months, in accordance with Rule 144 of the Securities Act and the following lock up schedule, before being received by the Sellers. The AgriForce Shares will be released to the Sellers on a yearly basis in accordance with the following scheme;

31st December 2022: 30% of the AgriForce Shares,
31st December 2023: 30% of the AgriForce Shares,
31st December 2024: 40% of the AgriForce Shares.

6.4 If, before all the AgriForce Shares have been released in accordance with Clause 6.3, the employment agreement on the basis of which a Seller, its direct or indirect shareholder or ultimate beneficial owner, as the case may be, performs work for the Group is terminated:

a) by the relevant Seller, its direct or indirect shareholder or ultimate beneficial owner, as the case may be; or

b) pursuant to dismissal on the basis of an urgent reason as defined in section 7:678 DCC (including but not limited to wilful misconduct, gross negligence and bad faith); or

c) pursuant to dismissal on the basis of inadequate performance,

then such Seller forfeits its entitlement to the remaining AgriForce Shares, and these AgriForce Shares shall be transferred and released to the other Sellers in accordance with the remaining Sellers' pro rata entitlement to the Purchase Price as set out in Schedule 2 (*Shares per Seller*) as shall be so notified in writing to the Purchaser by the Sellers.

6.5 The provisions of Clause 6.4 shall not apply in case the employment agreement, on the basis of which a Seller, its direct or indirect shareholder or ultimate beneficial owner, as the case may be, performs work for the Group, ends due to death or permanent disability

(*arbeidsongeschiktheid*) of such person, or after such person reaches the age of 63, in which case Clause 6.3 will continue to apply as if the relevant employment agreement has not ended.

6.6 For the purpose of receiving the AgriForce Shares, each Seller represents and warrants as follows:

a) Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act or Seller is not a U.S. person and will receive the AgriForce Shares outside the United States in an offshore transaction in reliance on Regulation S.

b) Seller has the knowledge and experience in financial and business matters and has had access to sufficient information, to enable it to evaluate the merits and risks of an investment in the AgriForce Shares.

c) Seller is acquiring the AgriForce Shares solely for investment purposes and not with a view to, or in connection with, any sale or other distribution thereof.

d) Seller acknowledges that the AgriForce Shares are not registered under the Securities Act or any other applicable securities or "blue-sky" law, and that the AgriForce Shares may not be sold or otherwise transferred except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to the requirements of any other applicable securities or "blue-sky" law.

e) Seller has sufficient financial resources to bear the economic risk of its investment in the Shares and the risk of holding the AgriForce Shares indefinitely.

f) The AgriForce Shares shall bear legends restricting resale unless pursuant to an effective registration statement or pursuant to a valid legal exemption such as Rule 144, and in the case of the AgriForce Shares purchased pursuant to Regulation S, shall bear legends containing the offering restrictions in Rule 903(b)(3)(iii). The Seller will be required to provide an opinion of counsel as to availability of the applicable exemption claimed for any resales.

6.7 The Purchaser agrees that at such time a legend as referred to in 6.6(f) is no longer required under this section, it will, no later than three business days following the delivery by a Seller to the Purchaser or to the Transfer Agent of any AgriForce Shares of the Seller issued with a restrictive legend, together with such representations and covenants of such Seller or such Seller's executing broker as the Purchaser may reasonably require in connection therewith, deliver or cause to be delivered to such Seller a book entry position representing such AgriForce Shares is free from any legend referring to the Securities Act. All costs and expenses related to the removal of the legends of any AgriForce Shares shall be borne by the Purchaser.

6.8 The Purchaser represents and warrants that none of the Purchaser, its affiliates or any person acting on its behalf have engaged or will engage in respect of the AgriForce Shares in either (i) any "directed selling efforts" (as defined in Regulation S) or (ii) any form of general solicitation or general advertising within the meaning of Role 502(c) under the Securities Act.

6.9 The Purchaser and Sellers represent, warrant and undertake that any initial announcement regarding the Transaction or the issuance of AgriForce Shares will be made by a press

release in form pre-agreed between the Purchasers and the Sellers, and thereafter the Purchaser and the Sellers shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement with respect to this Transaction or the issuance of the AgriForce Shares and shall not issue any such press release, public statement or announcement without the other party's written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, so long as any of the following comply with Rule 135c under the Securities Act or another exemption: (a) each of the Purchaser or Seller may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Purchaser and Seller (or individually, if approved by the other party), and (b) Purchaser or Seller may, without the prior consent of the other party but subject to giving advance notice to the other party (to the extent practical) and giving due consideration to comments from the other party, issue any such press release or make any such public announcement or statement as may be required by applicable law.

7. THE ESCROW AMOUNT

7.1 As security and source of remedy for payment obligations of the Sellers arising under any Claims, specific indemnity as set out in Clause 19 or other claim arising under this Agreement which become known and/or become due after the Completion Date, an amount of EUR 5,885,870.25 (in words: five million eight hundred eighty-five thousand eight hundred seventy Euros and twenty-five cents) will be held in the Escrow Account (the '**Escrow Amount**').

7.2 The Sellers and the Purchaser shall on the Completion Date enter into the Escrow Agreement (as defined below), in such form as the Parties and the Escrow Agent are to agree upon, in which – *inter alia* – it will be stipulated that the Escrow Amount will be held in the Escrow Account in accordance with the agreement to be concluded between the Parties and the Escrow Agent (the '**Escrow Agreement**'). For the avoidance of any doubt, the costs and fees associated with the Escrow Agent and Escrow Account, including any negative interest, relating to the Escrow Amount will be borne for 50% by the Purchaser and for 50% by the Sellers.

7.3 The Escrow Amount will be held in the Escrow Account for a period of twenty-four (24) months following payment thereof by the Notary to the designated bank account of the Escrow Agent on the Completion Date, in accordance with the Notary Letter and the Escrow Agreement.

7.4 Eighteen (18) months following Completion, if all or part of the Escrow Amount remains outstanding, 50 % of the remaining Escrow Amount reduced by any amount in dispute with regard to any unsettled claim at such time, shall be released to Sellers. Where all or part of the Escrow Amount remains outstanding after settlement of any and all Claims by Purchaser, as have been filed in the period of twenty-four (24) months following Completion in accordance with Clause 16, the balance of the Escrow Amount shall be released to the Sellers. If after expiry of aforementioned period of twenty-four (24) months following Completion, any claim of the Purchaser under or against the Escrow Amount has not been finally settled, then the full balance of the Escrow Amount reduced by the amount in dispute associated with such outstanding claim will be released to the Sellers. Upon depletion of the Escrow Amount, following settlement of Claims or release to the Sellers under this Clause 7, the Escrow Agreement shall terminate accordingly.

8. LEAKAGE AMOUNTS

8.1 Other than the Permitted Leakage or Leakage as set forth in the Leakage Notice, as mentioned in Schedule 8 (*Leakage*), each of the Sellers warrants and undertakes to the Purchaser with respect to each of the Group Companies that in the Interim Period there has not been, nor will there be, any Leakage in accordance with Schedule 8 (*Leakage*).

8.2 In accordance with Schedule 8 (*Leakage*), any amount of Leakage and Additional Leakage will be calculated on an after-Tax basis. For this purpose, "on an after-Tax basis" means the amount of each Leakage item:

(i) *minus* the amount of VAT recoverable or reasonably expected to be recoverable by a Group Company in respect of such Leakage item; and

(ii) *minus* an amount equal to any actual reduction or reasonably expected reduction of the taxable result for corporate income tax purposes of the Group Companies resulting from the deductibility of the relevant Leakage item, being a '**Leakage Tax Benefit**'.

8.3 Parties shall in good faith negotiate on any disputes relating to calculations of any Leakage or Additional Leakage item on after Tax basis.

8.4 If no agreement as meant in Clause 8.3 is reached between the Parties before Completion in respect of a Leakage item "on an after Tax basis", such Leakage item will as part of Completion be settled without taking into account any Leakage Tax Benefit. If, after Completion, any such Leakage Tax Benefit is realised, the Purchaser shall within twenty-one (21) Business Days after realisation pay the amount of the Leakage Tax Benefit to the Sellers in accordance with Clause 30.

9. CONDITIONS

9.1 Completion is conditional on the conditions set out below (the '**Conditions**') being satisfied or waived in accordance with Clause 9.2:

(a) shareholders' approval of the Purchaser's shareholders for the issuance of new shares of AgriForce (including the AgriForce Shares as part of the Transaction);

(b) no Material Adverse Change having appeared or occurred in the period between execution of this Agreement up to and including the Completion Date.

9.2 The Conditions are for the sole benefit of the Purchaser and can only be waived by the Purchaser. Any waiver will be without prejudice to any other rights or remedies the Purchaser may have, including the right to claim Damages.

9.3 The Purchaser and the Sellers will timely inform the other Party of all relevant developments regarding the fulfilment of the Conditions.

9.4 If any Party becomes aware of anything that will or may prevent any of the Conditions from being fulfilled, it will, as soon as practicable, notify the other Parties.

9.5 Each Party shall use all reasonable efforts to procure that each of the Conditions are satisfied on or before the Signing Date + 60 Business Days (the **Long Stop Date**). If the Condition

has not been fulfilled or waived (as the case may be) on or before the Long Stop Date, this Agreement may be terminated without liability by the Purchaser or the Sellers by written notice to the other Party, in which event all provisions of this Agreement shall terminate except for this Clause 9.5, Clause 25, Clause 26, Clause 27, Clause 28, Clause 29, Clause 30, Clause 31, Clause 32, Clause 33, Clause 34, Clause 37, Clause 38, and Clause 39 together with the provisions of Clause 1 and Schedule 1 (*Definitions and Interpretations*). All other Clauses of this Agreement shall lapse and cease to have any effect, provided that the termination of this Agreement or the lapsing of those provisions shall not affect any rights or liabilities of any Party in respect of any previous breach of this Agreement.

10. PRE-COMPLETION

10.1 As from the Signing Date until Completion, the Sellers shall:

(a) procure that, to the extent necessary to enable Purchaser to comply with its obligations under this Agreement, the Purchaser, its representatives and advisers are given reasonable access to the management, the books and records and accounts of the Group Companies and any other information relevant to the Business or as the Purchaser may reasonably request during normal business hours on any Business Day and on reasonable notice to the Sellers, with for the avoidance of doubt the exception of sensitive competitive information; and

(b) provide such other co-operation to the Purchaser, its representatives and advisers as they may reasonably request to enable Purchaser to comply with its obligations under this Agreement, provided that:

(i) the access referred to in this Clause 10.1 must not unreasonably disturb or interfere with the normal operations of the Group Companies;

(ii) the Purchaser and its representatives must comply with all applicable security, health and safety requirements communicated to them.

10.2 Without prejudice to Clause 11.3, the Sellers shall, and shall procure that each Group Company shall continue to operate its business as a going concern in the ordinary course of business consistent with past practice and, in so far as can reasonably be expected and subject to commercial considerations, preserve good customer and supplier relationships as well as relationships with other parties.

10.3 The Sellers shall procure that from the date of this Agreement up to Completion none of the Group Companies shall, except in the event specifically agreed otherwise in this Agreement, without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed and shall in any event be deemed to be given if no response is received within seven (7) Business Days of a request by the Sellers):

(a) (i) issue any shares in its capital, or (ii) grant or issue or sell any securities convertible (including options) into, or exchangeable for, carrying the right to subscribe for any shares in its capital, or carrying a right to share in the profits of the Group Companies or (iii) enter into any agreement with any party giving that person the right to share in the profits of the Group Companies;

(b) declare or pay any dividends or other distributions with respect to its shares;

(c) redeem or repurchase any of its share capital, other than the retraction of the Shares of Stichting Participatie DLV Plant Groep, included as a pre-completion action in Schedule 6 (*Completion*);

(d) create, incur, increase, renew, grant or assume any material debt, liability or obligation, other than in the ordinary course of business consistent with past practice;

(e) assume, guarantee or otherwise become liable for the obligations of, or make any loans or advances to any other third party;

(f) waive or release or otherwise dispose of any right of material value without adequate consideration;

(g) dispose of or remove from its properties any of its material assets, except in the ordinary course of business consistent with past practice;

(h) enter into any agreement under which it assumes liability in excess of EUR 100,000 (in words: one hundred thousand Euros);

(i) amend or deviate from its policies or practices (as applied by the Group Companies in accordance with past practice) with respect to collection of accounts receivable or payment of debts and accounts payable;

(j) institute or settle any legal proceedings, except for debt collection in the ordinary course of business consistent with past practice;

(k) with respect to any of its directors or employees, amend any of their terms of employment, including in respect of rate of compensation and benefit plans, pension benefits, terms of severance, collective bargaining agreements or social plans except as required by law, collective bargaining agreement or existing employment agreement other than in the ordinary course of business consistent with past practice;

(l) enter into, amend or terminate any lease, other than in the ordinary course of business consistent with past practice;

(m) permit any of its insurance policies to lapse or to become void or voidable;

(n) make or become obligated to make any capital expenditures in excess of EUR 100,000 (in words: one hundred thousand Euros) in the aggregate for each Group Company;

(o) mortgage, pledge, subject to any lien, charge or otherwise encumber any of its assets;

(p) make any alteration in the manner of keeping its books, accounts or records, except to the extent required by law;

(q) terminate or amend any significant agreements (for the business of the Group Companies) that carries or implies financial consequences in excess of EUR 100,000 (in words: one hundred thousand Euros) ;

(r) enter into any agreement obligating it to do any of the foregoing; or

(s) enter into any agreement or assume any obligation or liability relating to its assets, business or financial position which is not in the ordinary course of business consistent with past practice or not at arms' length.

10.4 The Sellers shall immediately notify the Purchaser in writing and in reasonable detail of any fact or condition which arises or becomes known to it, prior to Completion, which causes or constitutes (or would after the lapse of time cause or constitute) a Breach or might otherwise have an adverse effect on the business, liabilities, prospects or financial condition of the Group Companies.

11. POST-COMPLETION

The Purchaser shall:

(a) make available, or cause to be made available, to the Sellers, its direct or indirect shareholders or ultimate beneficial owners, all information, records or documents of the Group, which may be reasonably requested by the Sellers, its direct or indirect shareholder or ultimate beneficial owner, to fulfil their obligations under this Agreement and/or their reporting or filing requirements (including in relation to Tax matters); and

(b) preserve, or cause to be preserved, any information, records or documents pertinent to the Group that are in its possession or under its control until the expiration of all limitation periods under applicable law.

12. COMPLETION

12.1 Completion shall take place at the offices of the Notary:

(a) on the first day of the week following fulfilment of all Conditions, save for such Conditions having been waived by the Purchaser; or

(b) at such other date as the Purchaser and the Sellers may agree in writing,

(the **Completion Date**).

12.2 On the Completion Date, the Purchaser must pay the Cash Completion Amount by wire transfer into the Notary Account in accordance with Clause 5. The Notary will only pay such amounts to the Sellers in accordance with this Agreement and the Notary Letter after execution of the Deed of Transfer.

12.3 At or prior to Completion, the applicable Parties must do, or procure to be done, those things listed in relation to it in Schedule 6 (*Completion*) and the Notary Letter in the order in which they are required to be carried out pursuant to that Schedule and the Notary Letter (the '**Completion Actions'**).

12.4 The Notary shall make the relevant payments to the designated bank accounts of the relevant beneficiaries as set out in the Notary Letter on the Completion Date, in accordance with the provisions of the Notary Letter.

12.5 The Purchaser and Sellers hereby instruct the Notary to update the original shareholders' register of Delphy in order to reflect the changes pursuant to the Transaction, as well as to procure that any necessary amendments are registered at the relevant trade registers.

12.6 In the event that any of the Completion Actions have not, not wholly or not timely been performed at the Completion Date, none of the Completion Actions will be deemed to have taken place, and the Parties shall undertake all such reasonable actions and shall execute such other documents and (notarial) deeds as shall be required or be taken or executed to undo any Completion Actions that have taken place.

12.7 the event this Agreement is terminated pursuant to this Clause 12 the Parties shall undo any Completion Action(s), which has already been taken as soon as possible and each of the Parties shall cooperate with any actions necessary to undo such Completion Action.

12.8 If any of the obligations of the Purchaser and the Sellers under this Clause 12, Schedule 6 (*Completion*) and the Notary Letter are not complied with on the Completion Date, the non-defaulting Party may, in addition to, and without prejudice to all other rights or remedies available to it, including the right to claim Damages, by notice to the defaulting Party:

(a) defer Completion for a period up to 20 Business Days, in which the relevant Party shall be obligated to remedy the breach of this Clause 12, Schedule 6(*Completion*) and the Notary Letter, which will also apply to the deferred Completion;

(b) subject to Completion having first been deferred for a period of twenty (20) Business Days under Clause 12 without effecting Completion or agreement between the Purchaser and the Sellers on an alternate way to proceed, terminate this Agreement without any liability, in which case all provisions of this Agreement shall terminate except for this sub-paragraph (b), Clause 25, Clause 26, Clause 27, Clause 28, Clause 29, Clause 30, Clause 31, Clause 32, Clause 33, Clause 34, Clause 37, Clause 38, and Clause 39 together with the provisions of Clause 1 and Schedule 1 (*Definitions and Interpretations*). All other Clauses of this Agreement shall lapse and cease to have any effect, provided that the termination of this Agreement or the lapsing of those provisions shall not affect any rights or liabilities of any Party in respect of any previous breach of this Agreement.

13. LOANS AND GUARANTEES

13.1 The Sellers warrant and confirm that, as of Completion, no indebtedness of any kind (whether or not presently payable) is owed by any of the Group Companies to the Sellers, an affiliated person of Sellers, or any member of Seller's Group, with the exception of indebtedness owed to such persons under their employment agreements. If it is established at any time after Completion that any indebtedness of any kind (whether or not payable) was due from any Group Company to the Sellers or any member of Seller's Group, except under such persons' employment agreements, then the Sellers shall procure that the relevant member of the Seller's Group to which that indebtedness is owed, shall waive that indebtedness by executing a waiver in such form as the Purchaser shall reasonably require or, if that is not possible or practicable, shall procure that such indebtedness is discharged or otherwise eliminated at no cost to the Group Companies or any member of the Purchaser's Group.

13.2 The Sellers warrant and confirm that, as of Signing Date, there are no guarantees or indemnities given by any Group Company that relate to any liability or obligation of any member of the Seller's Group. If it is established at any time after Completion that such

guarantees or indemnities exist, the Seller shall indemnify the Purchaser and each Group Company against all liabilities under such guarantees and indemnities.

14. SELLERS' WARRANTIES

14.1 The Sellers hereby represent and warrant to the Purchaser that the statements, representations and warranties set out in Schedule 9 (the '**Sellers Warranties**') are true and accurate on the Signing Date and will be true and accurate at Completion, unless any Sellers' Warranty explicitly specifies a different date.

14.2 The Sellers acknowledge and agree that:

(a) each of the Sellers' Warranties is to be interpreted independently and is not limited by any other provision of this Agreement or any other Sellers' warranty; and

(b) each of the Sellers' Warranties being true and accurate is essential for the Purchaser's decision to enter into this Agreement on the terms contained therein.

14.3 The Sellers' Warranties constitute an express allocation of risk between the Purchaser and the Sellers, to the effect that any Sellers' Warranty being untrue or incorrect is for the account and risk of the Sellers. For the avoidance of doubt, the Sellers hereby waive their rights under section 6:75 of the DCC or any similar provision under any other jurisdiction.

14.4 The Parties acknowledge and confirm that the Warranties do not necessarily reflect a factual situation and that the Warranties are not intended to be a factual description of circumstances, but rather serve to allocate the risks, costs, potential liabilities and other consequences that may arise when effectuating that the Purchaser and the Group respectively are put in the position it/they would have been in, had the relevant Sellers' Warranty been true and accurate.

14.5 Each Seller hereby irrevocably and unconditionally waives any and all rights that it, and any other (legal) person pertaining to the relevant Seller's Group possibly shall have against any employee, managing director, member of the advisory board (*raad van advies*) or officer of any Group Company in the event of a Claim, except in case of wilful misconduct, intent or fraud. Each such employee, managing director, member of the advisory board or officer shall be a beneficiary of this Clause 14.5 and may rely on and enforce its terms as an irrevocable third party stipulation (*derdenbeding om niet*). Notwithstanding the foregoing, such claim can be made by a Seller against those Sellers, who are coincidently director of a Group Company, but not in their capacity as an intrinsic part of the Group, in the sense that any such claim cannot adversely affect the Group, or its finances.

14.6 The Purchaser acknowledges and agrees that:

(a) the Sellers' Warranties are the only representations, warranties or other assurances of any kind given by the Sellers or any member of the Group, whether express or implied, in relation to the Transaction on which the Purchaser may rely in entering into this Agreement;

(b) other than expressed in the Sellers' Warranties, the Sellers (and their advisers) make no other representation or warranty as to the completeness or accuracy of information, forecasts, estimates, projections, management presentations,

statements of intent or statements of opinion (including the information provided in the Disclosed Information) provided to the Purchaser or its advisers;

(c) at the Signing Date, it is not aware of any matter or thing which is inconsistent with the Sellers' Warranties or constitutes or may constitute a Breach at the moment of signing; and

(d) it waives all rights and remedies which, but for this Clause 14, Clause 15, and Clause 16, might otherwise be available to it in respect of any such Sellers' Warranty, whether based on sections 7:17 and 7:20 through 7:23 of the DCC or otherwise.

15. BREACH OF WARRANTIES

15.1 The Sellers undertake to pay to the Purchaser or any Group Company, as the Purchaser may elect (the '**Indemnified Party**'), all damages, liabilities, losses and costs incurred by any Indemnified Party as a result of a breach of any of the Sellers' Warranties (a '**Breach**'). comprising the amount pursuant to sections 6:95 and 6:96 of the DCC required to put such Indemnified Party in the position in which it would have been had the Seller's Breach not occurred (the '**Damages**').

15.2 Any possible compensation of Damages shall be deemed to constitute a reduction of the Purchase Price, including for Tax purposes.

16. NOTIFICATIONS OF CLAIMS FOR BREACH

16.1 The Purchaser shall, after becoming aware of any fact, circumstance or event which has led or may lead to a Breach, inform the Sellers thereof within a reasonable period after discovery of the Breach and stating, to the extent reasonably possible (i) the facts, circumstances, or events that have led or that may lead to a Breach, and (ii) a reasonable estimate of the Damages suffered or reasonably expected to be suffered. A notification pursuant to this Clause shall in any event be deemed to have been timely submitted if filed within thirty (30) Business Days as from the moment the Purchaser has become aware of the facts and circumstances giving rise to a claim pursuant to a (possible) Breach, whereby failure of the Purchaser to notify the Sellers within the aforementioned time limit, shall only limit or exclude the liability of the Sellers if (and to the extent that) the delay caused irreparable damages to the Sellers or increase of the Damages. Parties expressly exclude applicability of section 7:23 paragraph 2 DCC.

17. CLAIMS

17.1 The Purchaser hereby irrevocably and unconditionally waives any and all rights that it, and any other (legal) person pertaining to the Purchaser's Group possibly shall have against any employee, managing director, member of the advisory board (*raad van advies*) or officer of any Group Company in the event of a Claim, except in case of wilful misconduct, intent or fraud. Each such employee, managing director, member of the advisory board or officer shall be a beneficiary of this Clause 17.1 and may rely on and enforce its terms as an irrevocable third party stipulation (*derdenbeding om niet*). This Clause 17.1 shall not limit the Purchaser's ability to hold any of the Sellers liable, in their capacity of Seller, under this Agreement.

17.2 If a Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a **Third Party Claim**), then the Purchaser shall without undue delay notify the Sellers thereof after having become aware thereof and procure that it makes available to the Sellers

such persons and all such information as the Sellers may reasonably require to assess such Third Party Claim and shall consult with the Sellers on the course of action to be taken in respect of the Third Party Claim, provided that the Purchaser will exclusively assume the conduct of any appeal, dispute, compromise or defence of such Third Party Claim.

17.3 The Sellers shall be liable for any Damages resulting from a Third Party Claim insofar as the Purchaser has taken all reasonable actions to reduce said Damages.

17.4 If the Parties do not agree on the course of action to be taken, the Purchaser shall pursue the conduct of the Third Party Claim in a manner it deems appropriate, using its best efforts to strike a fair balance between the interests of the Sellers in keeping the Third Party Claim as low as possible, and the interests of the Purchaser and the Group to maintain good business relations, to the extent applicable, with the third party concerned.

17.5 In conducting the defence against a Third Party Claim, the Purchaser shall:

(a) keep the Sellers promptly informed of the progress and timeously consult with the Sellers in relation to the defence against the Third Party Claim;

(b) provide the Sellers with copies of all relevant documents and such other information in its possession as may reasonably be requested by the Sellers; and

(c) not make any admission in respect of such Third Party Claim or compromise, dispose or settle such Third Party Claim without the prior written approval of the Sellers, which approval shall not be unreasonably withheld or delayed and is deemed to be granted and shall in any event be deemed to be given if no response is received within seven (7) Business Days of a request by the Purchaser.

18. LIMITATION OF LIABILITY

18.1 The liability of the Sellers in respect of a Breach shall be limited as follows:

(a) except for the Fundamental Warranties, the Sellers shall not be liable for an individual instance of Breach (or a series of Breaches arising from substantially identical facts or circumstances) where the Damages do not exceed EUR 50,000 (in words: fifty thousand Euros); and

(b) except for the Fundamental Warranties, the Purchaser shall not be entitled to recover an accumulation of Damages for individual instances of Breach that individually exceed the limit under (a) above unless the aggregate amount of such Damages in respect of such Breaches exceeds an amount of EUR 200,000 (in words: two hundred thousand Euros) in which case the Seller's liability shall be for the full amount of all such Claims and not for the excess only.

18.2 The Sellers shall not be liable for a Breach, unless written notice of the Claim pertaining thereto has been issued to the Sellers by the Purchaser:

(a) on or before the date that is five (5) years following Completion, if such Breach relates to the Fundamental Warranties;

(b) on or before the date that is 6 months after the period set by the relevant statute of limitations in relation to claims under the Tax Covenant;

(c) in respect of a claim under any specific indemnity as set out in Clause 19, on or before the date that is thirty-six (36) months following Completion;

(d) in respect of a Claim under any other Sellers' Warranty, on or before the date that is twenty-four (24) months following Completion; and

(e) in respect of any other claim arising from this Agreement, on or before the date that is twenty-four (24) months following Completion,

provided that, if, prior to the close of business on the last Business Day of the applicable claims period, the Sellers have been notified of a claim for Breach hereunder and such claim has not yet been finally resolved or disposed of at the expiration date of the relevant claims period, such claim shall survive the aforesaid time period and shall remain a basis for compensation of Damages hereunder, until such claim is either finally resolved in or out of court or otherwise disposed of.

18.3 The maximum aggregate liability of the Sellers for a Breach shall be limited to an amount equal to EUR 5,885,870.25 (in words: five million eight hundred eighty-five thousand eight hundred seventy Euros and twenty-five cents), except with respect to a Claim under the Fundamental Warranties, a claim under Schedule 11 (*Tax Covenant*), or a claim under a specific indemnity as set out in Clause 19, in which event the Sellers' maximum aggregate liability is capped at the Purchase Price.

18.4 The Sellers shall not be liable in relation to a Breach or in respect of any matter giving rise to a Breach, if and to the extent that, at Signing or Completion, as the case may be, the Purchaser or its advisors was or should have been aware of such Breach, because the facts and circumstances giving rise thereto:

(a) were Fairly Disclosed in the Disclosed Information and should therefore have been known to the Purchaser or its advisors on the basis of the Disclosed Information; or

(b) have been disclosed in, or excepted from, the Sellers' Warranties themselves and/or otherwise in this Agreement and/or in the Schedules hereto.

18.5 The Sellers shall not be liable in relation to a Breach or in respect of any matter giving rise to a Breach if and to the extent that:

(a) the Damages are actually recovered from a third party or recovered under an insurance policy of any Group Company in force immediately prior to the Signing Date; or

(b) such Breach is attributable to change in any law after Completion.

18.6 The Sellers are not liable under or otherwise in connection with this Agreement more than once in respect of the same loss.

18.7 The limitations on liability of the Sellers set out in the preceding sections of this Clause 18 shall not apply in respect to claims for Damages in connection with, resulting from or attributable to fraud (*bedrog*) or willful misconduct of the Sellers.

18.8 In calculating the liability of the Sellers in respect to any Breach (the '**Damages Payment**'), such liability shall be reduced by:

a. any amount actually recovered from any third parties – including insurers – in respect of such claim or the event or circumstances giving rise to such claim;

b. the amount of any provision in the relevant Accounts specifically allocated to the event or circumstance giving rise to the claim; and

c. any amount of Tax reduction, refund or saving actually enjoyed or received by the Purchaser or the Group, related to the event or circumstance giving rise to such claim,

to the extent these reductions are not yet expressed in the amount of Damages Payment.

18.9 If, before the Sellers pay any amount in respect of any Claim under this Agreement, the Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the Claim, the Purchaser shall procure that before steps are taken against the Sellers, all reasonable steps are taken to enforce recovery against the third party and any actual recovery shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery. The Sellers shall, as far as legally and contractually possible, be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party.

18.10 If:

a) any Seller makes a Damages Payment;

b) any Group Company or the Purchaser thereafter receives any cash sum (or makes any savings or receives any quantifiable financial benefit) which would not have been received but for the circumstances that gave rise to the Claim in respect of which that Damages Payment was made; and

c) the receipt of that cash sum was not taken into account in calculating the Damages Payment,

the Purchaser shall, promptly on receipt of that cash sum, repay to that Seller an amount equal to that sum, after deducting (in either case) all costs incurred in recovering that sum and any Tax payable by the Purchaser by virtue of its receipt.

19. SPECIFIC INDEMNITIES

19.1 The Sellers hereby irrevocably and unconditionally agree to fully indemnify and hold the Purchaser and any Indemnified Party harmless (*vrijwaren en schadeloosstellen*) from and against any and all liabilities, claims and costs (including Damages) of whatever nature (including without limitation fees of legal and other advisers) incurred or sustained,, in connection with or incurred in respect of :

(a) any amount reclaimed by RVO from the advance payment of EUR 711,928 (in words: seven hundred eleven thousand nine hundred twenty eight Euros), made by RVO to Delphy in relation to the intended settlement of the IKS Issue (the '**RVO Advance Payment**');

(b) any amount of damages established by RVO in the "Q1 22 assessment" relating to the IKS Issue in excess of the RVO Advance Payment, not recovered in final settlement between the Group Companies and RVO, regarding the IKS Issue (up to an aggregate amount of EUR 588,072 (in words: five hundred eighty eight thousand seventy two Euros));

(c) the data breach of which Delphy has notified the Dutch Data Protection Authority (*Autoriteit Persoonsgegevens*) on 10 January 2020 (as Fairly Disclosed), which could relate to non-compliance with Data Protection Legislation, GDPR laws and regulations, whether international, national or regional (including without limitation any obligations, fines or other liabilities incurred or imposed, whether by the relevant authorities and or third parties); and

(d) possible non-adherence to the right of first refusal (of Stichting Dienst Landbouwkundig Onderzoek) that may not have been taken into account when subleasing the location at Bleiswijk (as the Due Diligence Investigation has concluded a fine of EUR 1.000.000 (in words: one million Euros) could be imposed due to non-adherence).

19.2 Without prejudice to Clause 18.2(c) and Clause 18.3, no limitations of liability whatsoever (in kind or nature) apply to the indemnifications included in this Clause 19. The Sellers cannot object to the determination of the liability or Damages involved on the basis of (i) any familiarity of Purchaser with the subject of the specific indemnity, (ii) the Due Diligence Investigation, (iii) any knowledge of the Purchaser, its Affiliates, Related Persons and/or its Representatives or advisers.

20. NON-FINANCIAL COVENANTS

20.1 The Purchaser covenants with the Sellers that it shall comply with, and shall procure that the Group Companies shall comply with, the non-financial covenants set out below (the '**Non-Financial Covenants**'), for a period of 36 months following Completion:

Strategy

i. the Purchaser shall endorse and respect the Group's business strategy (the '**Strategy**');

ii. the Purchaser will support the Strategy by, among other things, delivering knowledge and financial resources that will enable the Group to accelerate the implementation of the Strategy;

iii. the Purchaser will investigate, together with Sellers, the possibilities for realization of an improvement centre in North America;

iv. the Purchaser will investigate, together with Sellers, the possibilities for realization of a research location for arable farming and/or open field farming in the Netherlands;

Employees

v. the Purchaser will respect the existing rights and benefits of the Group's employees, including under their existing individual employment agreements, collective labour agreements, social plans and secondary employment benefits;

vi. the Purchaser will respect the existing pension rights of the Group's current and former employees;

vii. the Transaction will not have any material negative effects for employment within the Group;

viii. an incentive plan allowing selected employees (yet to be determined), to benefit from the value growth of AgriForce and its shares will be implemented by the Purchaser, as per the AgriForce employee stock incentive plan. The Purchaser and the management board of Delphy shall jointly determine in good faith which employees shall be eligible to participate in this incentive plan.

Governance

ix. the Purchaser will, promptly following Completion, but in any event within six (6) months following Completion, procure that an advisory board (the '**Advisory Board**') at the level of Delphy is established to support, advise and supervise the management of Delphy. The following is taken into account in the composition of the Advisory Board:

   a) its members should be experienced, complementary in terms of expertise (i.e. digitization) and should have a network and know how to help the Group advance its strategy and operations;

   b) it should allow the management board of Delphy to act independently within the framework agreed with Purchaser;

   c) the total number of its members shall be three (3), four (4) or five (5), at Purchaser's discretion;

   d) where the Advisory Board consists of three (3) or four (4) members, one of its members will be appointed upon nomination of the management board of Delphy. Where the Advisory Board consists of five (5) members, two of its members will be appointed upon nomination of the management board of Delphy;

x. the powers of the management board of Delphy shall be laid down in management regulations. This will be arranged by Purchaser, after consulting with the management board of Delphy, whereby Purchaser will have final say;

Financing and disposals

xi. the Purchaser will use its reasonable commercial efforts to ensure that the Group will remain prudently financed to safeguard business continuity and support the success of its Business;

xii. the Purchaser is committed to the Strategy and will not divest its stake in Delphy, unless the Purchaser cannot be reasonably expected not to divest, as would be the case if more than one Breach is established of a material nature in (joint) excess of EUR 2,000,000 (in words: two million Euros), or there is a threat of insolvency (or related procedure) with regards to the Group Companies or the Purchaser.

20.2 The Sellers shall, promptly following Completion and in consultation with the Purchaser, communicate the Non-Financial Covenants included in Clause 20.1 to the employees of the Group in an internal letter.

20.3 The Sellers and Purchaser shall each use reasonable best efforts to obtain consent from Rabobank to continue its relation with the Group Companies after Completion.

21. PURCHASER'S WARRANTIES

21.1 The Purchaser represents and warrants to the Sellers that each of the statements set out in Schedule 10 (the '**Purchaser's Warranties'**) is true and accurate on the Signing Date and will be true and accurate on the Completion Date.

21.2 In the event of a breach of any of the warranties referred to in Clause 21.1, the Purchaser shall, subject to the provisions of this Agreement, compensate the Sellers for any damages payable pursuant to article 6:95 and 6:96 DCC to put Sellers in the position in which they would have been in, had the Purchasers breach not occurred.

22. TAX

The provisions of Schedule 11 (*Tax Covenant*) shall apply in respect of Tax.

23. SECURITY FOR CLAIMS

Set-Off

23.1 Notwithstanding anything to the contrary contained in this Agreement, if, as of the Completion Date, the Purchaser has not been fully paid any amount which the Sellers are obligated to pay to the Purchaser under this Agreement, then the Purchaser shall have the right to set-off such amount from any obligation Purchaser has to (any of) the Sellers.

24. NON-COMPETE AND NON-SOLICITATION

24.1 In order to ensure that the full benefit and goodwill of the business of the Group Companies is given to the Purchaser, the Sellers shall not, and shall procure that none of their Related Persons or Affiliates, shall directly or indirectly, for a period of three years after Completion in any country in which any Group Company conducts business at Completion, either alone or jointly with others:

(a) on its own behalf or on behalf of another company, in the capacity of employee or adviser, carry on or perform any activities that compete with the Business carried on by a Group Company at Completion;

(b) other than as a shareholder of the Purchaser, or a shareholder holding no more than 5% of the outstanding issued share capital of a company, participate as a shareholder, or provider of equity or borrowed capital, in any person or organisation that carries on activities that compete with the Business carried on by a Group Company at Completion;

(c) solicit or entice the custom (in relation to any services or goods supplied by any Group Company or any activity competing or likely to compete with (part of) the Business) of: (i) any person with whom material dealings have been made, or (ii) any

person who was a material customer, supplier or distributor of any Group Company or was approached as a potential material customer, supplier or distributor at any time during a period starting one year prior to the Completion Date;

(d) persuade, or attempt to persuade, any customer or supplier of the Group Companies to terminate or negatively amend his or her relationship with the Group Companies;

(e) actively induce or attempt to induce any employee or director of any of the Group Companies to leave the relevant Group Company, with a view to hiring such person;

(f) use or procure or permit the use of any name or names identical or similar to, or including the words "Delphy" or any distinctive mark, style or logo used by any Group Company in connection with any activity whatsoever; or

(g) make use of or disclose or divulge to any third party any information of a secret or confidential nature relating to the Business, except when disclosed:

(i) with the written approval of the Purchaser;

(ii) that has been released pursuant to a legal obligation, of which such disclosure is required by the rules of any regulatory body or any recognised stock exchange, or has been released pursuant to a court judgement that has become final and conclusive or was declared provisionally enforceable (*in kracht van gewijsde gegane dan wel uitvoerbaar bij voorraad verklaarde rechterlijke uitspraak*) or pursuant to an arbitral award that has become irrevocably or was provisionally enforceable; or

(iii) to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by the Sellers.

24.2 In the event of a breach of the Sellers of any restriction contained in Clause 24.1 such party shall pay to the Purchaser, the sum of EUR 100,000 (in words: one hundred thousand Euros) for each breach and, in addition, the sum of EUR 1,000 (in words: one thousand Euros) for each day that such party continues to be in breach, without prejudice to any right of the Purchaser to recover damages in excess of the amounts specified in this Clause 24.2. The Parties acknowledge the importance of the obligations in this Clause 24 for the Purchaser, and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by any the Purchaser or any Group Company if the Sellers breach any of its obligations under Clause 24.1.

25. CONFIDENTIALITY

25.1 Subject to Clause 25.4, no Party shall make or permit any person connected with it to make any announcement concerning this Transaction or any ancillary matter before, on or after Completion (including any dispute or proceeding relating to this sale and purchase) to any non-Affiliate, without the prior written approval of all other Parties to this Agreement, such approval not to be unreasonably withheld or denied.

25.2 The Purchaser shall procure that, for a period of five years after Completion:

(a) each member of the Purchaser's Group from time to time shall keep confidential to any non-Affiliate all information provided to it by or on behalf of any Seller or otherwise obtained by it under or in connection with this Agreement which relates to any member of the Sellers' Group; and

(b) if the Group Companies hold confidential information relating to the Sellers' Group, they shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the relevant Party or destroy it (at its own discretion), in each case without retaining copies.

25.3 Each Seller shall procure that, for a period of five years after Completion:

a) the Sellers' Group from time to time shall keep confidential to any non-Affiliate all information provided to it by or on behalf of the Purchaser or otherwise obtained by it under or in connection with this Agreement, which relates to any member of the Purchaser's Group; and

b) if a Seller holds confidential information relating to the Group Companies, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it (at its own discretion), in each case without retaining copies.

25.4 Nothing in this Clause 25 prevents any announcement being made or any confidential information being disclosed:

(a) with the written approval of the other Parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b) that has been released pursuant to a legal obligation, of which such disclosure is required by the rules of any regulatory body or any recognised stock exchange, or has been released pursuant to a court judgement that has become final and conclusive or was declared provisionally enforceable (*in kracht van gewijsde gegane dan wel uitvoerbaar bij voorraad verklaarde rechterlijke uitspraak*) or pursuant to an arbitral award that has become irrevocably or was provisionally enforceable;

(c) to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party; or

(d) to that Party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant Party shall procure that such person is made aware of the terms of this Clause 25 and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this Clause 25.

26. PENALTY

26.1 In the event of any infringement of the obligations contained in Clause 25, the respective Sellers or the Purchaser, as the case may be, shall, without any prior notice of default or other formality being required, forfeit to the Purchaser or Sellers, as the case may be, or to the Purchasers' discretion, as applicable, to the Group, a directly and immediately due and

payable penalty in the amount of EUR 100,000 (in words: one hundred thousand Euros) for each infringement, as well as a penalty of EUR 1,000 (in words: one thousand Euros) for each day that such infringement continues, without the relevant Party being required to prove any losses or damages and without prejudice to the right of the relevant Party to claim compensation of damages actually incurred.

26.2 Payment of the penalty pursuant to this Clause 26.1 does not relieve a Party from its obligation to comply with the prohibitions set out in Clause 25.

26.3 The amounts of the penalties stipulated in this Clause 26.1 are not subject to mitigation.

27. NOTICES

27.1 Any notice, request, consent, claim, demand or other (formal) communication between the Parties in connection with this Agreement (a '**Notice**') shall be made in writing (which includes email) and sent to the address of the Parties and other possible addressees pursuant to this Agreement set out in Schedule 12 (*Addresses of Parties*) or at such address as the recipient of any Notice may have notified to the other Parties from time to time. The Parties explicitly choose domicile at the addresses set out in Schedule 12 (*Addresses of Parties*).

27.2 Carbon copy of any Notice delivered to Purchaser, is to be sent to DVDW Advocaten B.V. c/o mr. van der Sluis and mr. Augustijn, delivered to:

Address:

Weena 690 27th floor, 3012 CN Rotterdam.

E-mail:

vandersluis@dvdw.nl
augustijn@dvdw.nl

27.3 Any notice shall be delivered by hand or courier, by email, or sent by registered post, and shall be deemed to have been received or served:

(a) if delivered in person, at the time of delivery; or

(b) if sent by post:

(i) if the place of destination is the same as its country of origin, at 10.00 a.m. on the second Business Day after it was put into the post; or

(ii) if a destination is elsewhere, at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post by overnight courier; or

(c) if sent by courier services which obtains a receipt to evidence delivery, at the time of delivery; or

(d) if sent by email, on the date of transmission, if transmitted before 5.00 p.m. (local time at the place of destination) on that Business Day and in any other case on the Business Day following the date of transmission.

27.4 The provisions of this Clause 27 do not apply in relation to the formal service of documents for the purpose of litigation. If a Sellers' address is outside the Netherlands, or in the event that a Seller changes its address to an address outside the Netherlands, the relevant Seller shall also designate an address in the Netherlands where such Seller chooses domicile, and where legal notices can be served.

27.5 All notices, demands, requests, statements, certificates and other (formal) documents and communications related to this Agreement shall be in English.

28. FURTHER ASSURANCES

28.1 Each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other Party may from time to time require in order give full effect to this Agreement.

29. ASSIGNMENTS

29.1 No Party may assign or allow for any Encumbrance on any of its rights or transfer any of its obligations under this Agreement or any interest therein (*goederenrechtelijk onoverdraagbaar en niet te bezwaren*) in accordance with section 3:83(2) of the DCC, save for written agreement between the Parties, making the respective right transferable and/or suitable for Encumbrance.

29.2 Notwithstanding Clause 29.1, each Seller may transfer its AgriForce Shares, including its entitlement to such AgriForce Shares in accordance with Clause 6 to its direct or indirect shareholder(s) or to its beneficial owner(s) to the extent applicable, if and in so far such transfer is in accordance with the relevant securities regulations.

30. PAYMENTS

30.1 Save as otherwise specifically set out in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement, it shall pay statutory interest (*wettelijke rente*) at the then applicable rate on that sum from the date on which payment is due until the date of actual payment (before as well as after judgement), which interests shall accrue from day to day and be compounded monthly. The statutory interest shall, to the extent possible, be treated as an adjustment of the Purchase Price equal to such amount, and be treated accordingly by the Parties in all relevant respects (including for Dutch Tax purposes).

30.2 Unless otherwise expressly stated, all payments to be made under this Agreement shall be made as follows:

(a) to the Sellers at those bank accounts as specified in Schedule 4 (*Bank Accounts of the Sellers*), or other such bank accounts as the Sellers may specify;

(b) to the Purchaser:

bank:	The Toronto-Dominion Bank
SWIFT:	TDOMCATTTOR
account number:	9400-7360826

(c) or such other account as the Purchaser may specify; and

(d) to the **Notary Account**:
bank: Cöoperatieve Rabobank U.A.
IBAN: NL41RABO0326691243
account name: RoX Legal B.V.
BIC (Swift) code): RABONL2U

31. COSTS

31.1 To the extent not otherwise specifically agreed in this Agreement, or as otherwise specifically agreed in writing by the Parties after the Signing Date, each Party shall bear its own cost and expenses, including the fees and expenses of its legal and other professional advisers, incurred in connection with this Agreement, including the preparation, negotiation and signing thereof, as well as implementation of the Transaction.

32. GENERAL

32.1 The obligations of each of the Sellers under this Agreement, including the Tax Covenant and the Tax Warranties, are several and not joint obligations, and the Sellers shall be responsible in respect thereof in the percentages set opposite their names in column "Entitlement to Purchase Price" of Schedule 2 (*Shares per Seller*), unless a Seller is individually liable to the Purchaser under the obligations of this Agreement, for a specific act or event. The limitations on liability included in this Clause 33.1 shall not apply in respect of an individual Seller in the event of fraud (*bedrog*) or willful misconduct (*opzet*) of such Seller.

32.2 This Agreement may be entered into in any number of counterparts and by each of the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original but all the counterparts shall together constitute one and the same instrument.

32.3 If, at any time, one or more provisions to this Agreement are held to be (wholly or partially) void (*nietig*) or (wholly or partially) voidable (*vernietigbaar*) and consequently (wholly or partially) invalid and unenforceable under applicable law, such invalid and unenforceable provisions shall be deemed to have been replaced by a provision which as closely as possible corresponds with the contents of the unenforceable provisions and which meets the original intention of the Parties when concluding this Agreement, and their mutual understandings in respect of such a provision. The remaining provisions of this Agreement remain fully effective. The Parties undertake to replace the relevant provision with a new provision that is not void or voidable and which meets the original intention of the Parties when concluding this Agreement, and their mutual understandings in respect of such provision.

32.4 The rights of each Party under this Agreement (i) may be exercised as often as necessary, (ii) are, unless this Agreement provides otherwise, cumulative and not exclusive of rights and remedies provided by law, and (iii) may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right. No single or partial exercise of a right under this Agreement by a Party shall preclude any other or further exercise of such right or other rights.

32.5 The Sellers acknowledge and agree that the Purchaser's Lawyers may advise and act on behalf of the Purchaser with respect to this Agreement, and any agreements or any disputes related to or resulting from this Agreement.

33. NO THIRD PARTY BENEFICIARIES

33.1 This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assignees, and nothing herein is intended to, nor shall implicitly confer upon, any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated otherwise in this Agreement. In the event this Agreement is deemed to contain third party stipulations, and such stipulation has been accepted by a third party, that third party can and shall not become a party to this Agreement.

34. NO RESCISSION

34.1 To the extent permitted by law, following and subject to Completion, the Parties waive their rights, if any, (i) under sections 6:265 to 6:272 of the DCC to rescind (*ontbinden*) this Agreement, to (in whole or in part) demand the rescission (*ontbinding*) of this Agreement in legal proceedings or to (in whole or in part) nullify (*vernietigen*) it and (ii) to invoke section 6:228 of the DCC in the sense that an error (*dwaling*) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 and section 6:230 of the DCC.

34.2 Notwithstanding the terms and conditions agreed in this Agreement, the Parties hereby irrevocably and unconditionally waive the applicability of section 6:89 DCC and Title 1 Book 7 of the DCC.

35. ENTIRE AGREEMENT

35.1 This Agreement, (i) constitutes the entire agreement between the Parties with respect to the subject matters of this Agreement; and (ii) replaces all prior agreements, arrangements, understandings and statements with respect to the subject matter of this Agreement, including the Letter of Intent.

35.2 If and to the extent the laws of any jurisdiction provide more protection to the Parties in addition to the provisions in this Agreement, the relevant Parties hereby exclude or (if incapable of exclusion) irrevocably waive (*afstand van recht*) the right to invoke this additional protection, and the other Parties hereby accept such a waiver.

35.3 Amendments to this Agreement are only possible and effective to the extent that all Parties have agreed thereto in writing.

36. PURCHASE PRICE ADJUSTMENTS

36.1 Where necessary, but limited to those payments that bear no separate payment obligation, any payment that is made under this Agreement shall, to the extent possible, be treated as an adjustment of the Purchase Price equal to such amount, and be treated accordingly by the Parties in all relevant respects (including for Dutch Tax purposes).

36.2 All payments made by a Party to another Party under this Agreement shall be made free from any Tax Deduction. If a Party is required by applicable law to make a Tax Deduction from any payment to the other Party, the amount of the payment shall be increased to the extent

necessary to ensure that, after the making of any such Tax Deduction, the receiving Party receives the full amount, which would have been received, but for such Tax Deduction.

37. GOVERNING LAW AND DISPUTE RESOLUTION

37.1 This Agreement and any contractual or non-contractual obligations arising out of or in connection to it, is governed exclusively by and shall be construed in accordance with the laws of the Netherlands.

37.2 Except for the arrangements between Parties as set out in Schedule 8 (*Leakage*) that are subject to the findings of the Independent Expert, and any and all matters relating to the AgriForce Shares that fall under the supervision of the **SEC**, and/or under the Securities Act, all disputes arising out of or in connection with this Agreement, including regarding the existence or validity of this Agreement or any agreement resulting from this Agreement shall be submitted to the competent court of Rotterdam, the Netherlands.

38. SELLERS' REPRESENTATIVE

38.1 Subject to Clause 38.4, each Seller hereby irrevocably appoints Jacco van der Wekken Holding B.V. as its representative and attorney-in-fact to act on behalf of the Sellers for the purposes set out in this Agreement (the '**Sellers' Representative**') and Arnoud & Anja Beheer B.V. as attorney-in-fact to act on behalf of the Sellers solely for the purposes set out in Clause 38.3 (the '**Confirming Sellers' Representative**') and Jacco van der Wekken Holding B.V. and Arnoud & Anja Beheer B.V. hereby irrevocably accept such appointments. All decisions, actions, consents and instructions taken by the Sellers' Representative in accordance with this Agreement shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. Each of the Sellers declares that this appointment also applies to situations where an attorney-in-fact also acts as its counterparty or as representative of its counterparty within the meaning of article 3:68 of the DCC.

38.2 All notices required to be made or delivered by the Purchaser to the Sellers or any member of a Sellers' Group may be made to the Sellers' Representative for the benefit of each of the Sellers and shall discharge in full all notice requirements of the Purchaser to the Sellers or any member of a Sellers' Group with respect thereto. The Purchaser may rely on the authority of any Sellers' Representative to bind all Sellers.

38.3 The Sellers' Representative and the Confirming Sellers' Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. The Sellers' Representative and the Confirming Sellers' Representative jointly shall have full power, authority and discretion to (i) execute on behalf of any Seller any deed, agreement or document in connection with this Agreement; (ii) enforce the rights of the Sellers under this Agreement; and (iii) take or refrain from taking any further actions, agreements or deeds to be taken by or on behalf of the Sellers in connection with this Agreement that the Sellers' Representative and the Confirming Sellers' Representative deems necessary or appropriate in their sole discretion relating to this Agreement as fully and completely as such Sellers could do if personally present.

38.4 If for any reason Jacco van der Wekken Holding B.V. or Arnoud & Anja Beheer B.V. shall not be able to act as the Sellers' Representative or the Confirming Sellers' Representative, as the case may be, and the Sellers nominate in writing another person or persons to fill the role of the Sellers' Representative or Confirming Sellers' Representative hereunder, such other

person or persons as shall be so notified in writing to the Purchaser by the Sellers shall be the Sellers' Representative or Confirming Sellers' Representative in substitution for Jacco van der Wekken Holding B.V. or Arnoud & Anja Beheer B.V., as the case may be, from time to time.

38.5 The Sellers' Representative and the Confirming Sellers' Representative shall act for the Sellers on all the matters set forth in this Agreement in the manner the Sellers' Representative believes to be in the best interest of the Sellers and consistent with the obligations of the Sellers under this Agreement.

39. LANGUAGE

39.1 The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

(Signature page to follow)

SIGNATORIES

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

AgriForce Growing Systems Ltd.

By:

Jacco van der Wekken Holding B.V.

By: C.J. van der Wekken

Arnoud & Anja Beheer B.V.

By: A.C. van Boven

René van Tol Beheer B.V.

By: R. van Tol

Cor van Oers Beheer B.V.

By: C.A.F. van Oers

GeJo B.V.

By: J.A.M. van Buren

Ad van Laarhoven Beheer B.V.

By: A.J.M. van Laarhoven

Harm Brinks Beheer B.V.

By: H. Brinks

Roelof Naber Beheer B.V.

By: R. Naber

Stekidotema Beheer B.V.

By: L.A. van den Berg

C.A. Bal

C. Oele

A.F.V. Braam

P.T.M. Hooijman

SIGNATORIES

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

AgriForce Growing Systems Ltd.	**Jacco van der Wekken Holding B.V.**
By:	By: C.J. van der Wekken
Arnoud & Anja Beheer B.V.	**René van Tol Beheer B.V.**
By: A.C. van Boven	By: R. van Tol
Cor van Oers Beheer B.V.	**GeJo B.V.**
By: C.A.F. van Oers	By: J.A.M. van Buren
Ad van Laarhoven Beheer B.V.	**Harm Brinks Beheer B.V.**
By: A.J.M. van Laarhoven	By: H. Brinks
Roelof Naber Beheer B.V.	**Stekidotema Beheer B.V.**
By: R. Naber	By: L.A. van den Berg
C.A. Bal	**C. Oele**

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

In this Agreement:

Accounts means the consolidated annual accounts (*geconsoliseerde jaarrekening*) of Delphy as at and for the twelve (12) month period ended on the Accounts Date;

Accounts Date means 31 December 2020;

Actual Tax Liability means: (i) a liability of any Group Company to make or suffer an actual or increased payment of Tax or in respect of Tax; or (ii) any liability of any member of the Purchaser's Group, any Group Company which arises as a result of a failure by any member of the Seller's Group to discharge Tax for which it is primarily liable;

Additional Leakage has the meaning given thereto in Schedule 8 (*Leakage*);

Additional Leakage Notice has the meaning given thereto in Schedule 8 (*Leakage*);

Administration means any and all of the administrative accounts kept by the Group Companies in accordance with their obligations under art. 2:10 DCC;

Affiliate means in relation to any person or entity, any direct or indirect subsidiary or direct or indirect holding company of that person or entity and any other direct or indirect subsidiary of such holding company;

Affiliated Persons means and any natural person related to the person (including but not limited to spouses, children, partners and/or other family in the first degree);

Agreement means this share purchase agreement, including the preamble, considerations and any Schedules hereto, and any future amendments hereof;

AgriForce has the same meaning as Purchaser;

AgriForce Shares has the meaning given thereto in Clause 4.1(c);

Anti-Corruption Law means all applicable Legal Requirements relating to bribery or corruption (governmental or commercial), including but not limited to any Legal Requirements that prohibit the corrupt payment offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity, or any other person to: (i) obtain a (business) advantage; or (ii) improperly influence them or reward them for improper performance of a duty, including but not limited to (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act of 2010 and (c) all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions;

Anti-Money Laundering Law means all applicable Legal Requirements relating to money laundering or the proceeds of criminal activity including but not limited to (i) European Union Money Laundering Directives and member states' implement legislation and (ii) the UK Proceeds Crime Act 2002;

Benefit Schemes means any and all schemes, arrangements, agreements or policies in relation to any pension or other benefit given or to be given on or following leaving employment, retirement (including early retirement), death, ill-health, injury or disablement or in anticipation thereof in respect of any employee or former employee of the Group Companies, this includes but is not limited to the pension schemes administered by ABP and Rabobank, more specifically Rabo Bedrijven Pensioen and the pension scheme of Stichting Pensioenfonds ABP;

Breach has the meaning given to it in Clause 15.1;

Business has the meaning given to it in Recital (C);

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for normal business;

Cash Completion Amount has the meaning given thereto in Clause 4.2;

Claim means a claim by the Purchaser for any Breach;

Clause means each and every clause of this Agreement;

Companies means Delphy and any and all subsidiaries of Delphy;

Completion means completion of the sale and purchase and transfer of the Shares in accordance with this Agreement;

Completion Actions has the meaning given thereto in Clause 12.3;

Completion Date has the meaning given to it in Clause 12.1;

Condition has the meaning given thereto in Clause 9.1;

Confidential Information means (i) any and all information, data and/or documents used by the Group within the ordinary course of business, or otherwise related to the activities, customers, the Business, the employees or financial or other matters related to the Group, including but not limited to (a) the marketing of services, including but not limited to names, lists and other data relating to clients, financial information, targets, statistics, prices, costs, market study reports and overviews, advertising and other promotional materials; and/or (b) future projects, development and planning of business activities, business relations and negotiations; (ii) the Parties and their Affiliates as well as their respective business dealing; and (iii) this Agreement and the negotiations conducting towards execution of this Agreement;

Confirming Sellers' Representative has the meaning given thereto in Clause 38.1;

COVID-19 means the COVID-19 epidemic and any evolutions or mutations thereof;

Damages has the meaning given thereto in Clause 15.1;

Data Protection Laws means all applicable laws and regulations relating to processing of personal data and privacy, including the General Data Protection Regulation (GDPR);

Data Room means the virtual data room operated by Virtual Vaults in relation to the Transaction, a copy of the contents of such Data Room shall be delivered on the date hereof by the Sellers to the Purchaser on a suitable electronic storage device;

DCC means the Dutch Civil Code (*Burgerlijk Wetboek*);

Deed of Transfer has the meaning given thereto in Clause 2.2;

Deemed Tax Liability means:

(a) the loss, non-availability, or a reduction in the amount, of any Relief, in which case the amount of the Deemed Tax Liability shall be the amount of Tax paid by any Group Company which would not have been paid but for such loss, non-availability or reduction;

(b) the use or setting off of a Relief in respect of a period starting on or after the Effective Date, in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable under the Tax Indemnity in the absence of such use or setting off;

Delphy has the meaning given thereto in recital (A);

Disclosed Information means; (i) all information and/or data regarding the Group Companies, the Shares and the Business that have been made available by or on behalf of the Sellers to the Purchaser prior to Completion, to the extent the information and/or data is electronically stored in the Data Room data carrier delivered by the Sellers to the Purchaser ultimately on the Completion Date and enclosed herewith; (ii) the information in this Agreement; (iii) the written answers provided to questions submitted by or on behalf of the Purchaser during the Due Diligence Investigation, to the extent stored on the aforementioned certified Data Room data carrier; and (iv) all other information available at public registers in the Netherlands (i.e. land/property registers, intellectual property registers and commercial registers);

Dispute Notice has the meaning given to it in Schedule 8 (*Leakage*);

Due Diligence Investigation has the meaning given thereto in Recital (E);

Economic Sanctions Law means economic or financial sanctions, restrictive measures, trade embargoes or export control Legal Requirements imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. Office of Foreign Assets Control (OFAC);

Effective Date has the meaning given thereto in Clause 3;

Encumbrance means any: security right (*zekerheidsrecht*) or other limited right (*beperkt recht*); attachment (*beslag*); qualitative obligation; retention of title, right of retention; personal right of enjoyment or use; licence; royalty obligations; beneficial ownership rights; option; right of first option; right of first refusal or any other restriction of any kind on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether following from public or private law and any rights to acquire any of the above;

Employment Laws means any and all international, European Union or national laws, common laws, statutes, directives, bye-laws, orders, regulations or other subordinate legislation, notices, codes of practice, guidance notes, judgements or decrees, relating to or connected with; (i) the employment of

employees and/or their health and safety at work; or (ii) the use of or engagement of temporary workers, agency workers or other individual workers where the relationship is not one of employment or their health and safety at work; or (iii) the relations between the Group and any trade union, staff association, works council, information and consultation forum or other body representing employees or workers;

Escrow Account has the meaning given thereto in the Escrow Agreement;

Escrow Amount has the meaning given thereto in Clause 7.1;

Escrow Agent has the definition given thereto in the Escrow Agreement;

Escrow Agreement has the meaning given thereto in Clause 7.2;

EUR or **Euros** means the currency of the Agreement, Euro's;

Fairly Disclosed means fairly disclosed in the Data Room or the Disclosed Information in sufficient detail and in such a manner to allow the Purchaser, assuming assistance of professional advisors within the relevant areas of expertise, to identify and asses the fact, matter or circumstance, and the substance and scope of the fact, matter or circumstance concerned;

Fundamental Warranties means the Sellers' Warranties included in Paragraphs 1 up to and including 4 of Schedule 9 (*Sellers' Warranties*);

Governmental Authority means any: (i) nation, country, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multinational organisation or body; or (v) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or other power of any nature;

Group has the meaning given thereto in Recital (B);

Group Companies has the meaning given thereto in Recital (B);

IKS Issue means the ongoing dispute between RVO and the Group Companies relating to application of the IKS by the Group Companies;

Indemnified Party has the meaning given to it in Clause 15.1;

Independent Expert means such firm of chartered accountants as may be appointed under Schedule 7 (*Independent Expert*);

Insurance Policies has the meaning given to in Paragraph 12.1 of Schedule 9 (*Sellers' Warranties*);

Intellectual Property Rights means all intellectual property rights, including registered trademarks, service marks, unregistered and registered design rights applications for and the right to apply for any such rights, domain names, know-how, unregistered trademarks, trade and business names, copyrights, databases, and rights in databases, broadcast rights, film rights and all other similar proprietary rights together with all renewals, extensions and revivals thereof whether registered, registrable or otherwise;

Interim Period means the period of time as from the Effective Date up to and including the Completion Date;

IT Systems means all systems, networks, hardware, computers, software, (including source code and object code), firmware, middleware, routers, hubs, servers, databases, websites and all other information technology and information technology equipment and all documentation associated with any of the foregoing operated by the Group Companies;

Leakage has the meaning given thereto in Schedule 8 (*Leakage*);

Leakage Amount has the meaning given thereto in Schedule 8 (*Leakage*);

Leakage Notice has the meaning given thereto in Schedule 8 (*Leakage*);

Leakage Tax Benefit has the meaning given thereto in Clause 8.2;

Leased Properties has the meaning given to in Paragraph 17.1 of Schedule 9 (*Sellers' Warranties*);

Legal Requirement means any requirement, order, constitution, law, ordinance, regulation, statute, or treaty of a Governmental Authority;

Letter of Intent has the meaning given to it in recital (D);

Long Stop Date has the meaning given to it in Clause 9.5;

Material Adverse Change means any fact, circumstance, event, change, effect or occurrence (each an **Effect**) that, individually or in the aggregate, has, results in or could reasonably be expected to have or result in a material adverse effect on the Business, assets, results of operations or prospects of the Group Companies taken as a whole, provided, however, that for the purposes of determining whether there has been, or will be, a Material Adverse Change the following Effects will not be taken into account:

(a) changes in general economic conditions in the Netherlands or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on Delphy relative to other companies operating in the industries in which Delphy and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect);

(b) changes in prevailing interest rates, currency exchange rates or other economic, political, monetary or market conditions, including any adverse development regarding the European Union and the Euro zone, except to the extent that the Group, taken as a whole, is materially disproportionately affected thereby as compared to similarly situated companies in the industries in which the Group primarily operates (in which case the incremental material disproportionate impact may be taken into account to the extent not otherwise excluded);

(c) any natural disaster, pandemic (including COVID-19), the outbreak or escalation of war/hostilities, sabotage, act of terrorism, armed hostility, military action or act of God, or any escalation or worsening thereof;

(d) any failure, in and of itself, by Delphy or the Group to meet any internal or published projections, targets, forecasts, or revenue or earnings predictions (provided, however, that this paragraph (e) does not exclude the consideration of the underlying cause(s) for such failure);

(e) any Effect resulting from any act or omission of the Purchaser, whether before or after the Signing Date, including any action taken by any member of the Group with the Purchaser's written consent or at Purchaser's direction (or not taken where the Purchaser withheld its consent) or compliance by the Group with the terms of, or the taking of any action required by, this Agreement;

(f) any Effect resulting from the entry into, execution or performance of this Agreement (including the taking of any action required hereby or the failure to take any action prohibited hereby) of the Agreement;

(g) a breach of the Agreement or any applicable law by the Purchaser;

(h) changes in regulatory, legislative or political conditions in the Netherlands or any other country or region in the world; or

(i) any litigation having been commenced in relation to the Transaction;

Net Present Value means the net present value using a discount factor of 2 percent (2%) of the aggregate nominal amount of the potential future savings or reductions multiplied by the statutory rate reasonably expected to be applicable for the relevant years and for the calculation of the net present value it shall be assumed that the relevant saving or reduction is used in priority to any other Relief and that there is at all times sufficient taxable income to effectuate the saving or reduction at the earliest possible date;

Nominee has the meaning given to it in Schedule 7 (*Independent Expert*);

Non-Financial Covenants has the meaning given to it in Clause 20.1;

Notary means a Dutch civil law notary (notaris) of RoX Legal B.V.;

Notary Account means the third party account (*kwaliteitsrekening*) of the Notary held at Coöperatieve Rabobank U.A., with IBAN NL41RABO0326691243 and SWIFT RAVONL2U;

Notary Letter has the meaning given to it in Clause 4.4;

Notice has the meaning given thereto in Clause 27.1;

NOW Subsidies means any and all subsidy given out by the Dutch government (or otherwise), relating to the current COVID-19 pandemic;

Participations has the meaning given thereto in Recital (B);

Party means each and any of the Sellers, and the Purchaser;

Permitted Leakage has the meaning given thereto in Schedule 8 (*Leakage*);

Properties means any buildings or parts of buildings, land and any right, privilege or benefit in, over or derived from buildings or land, to which any of the Group Companies or Subsidiaries is entitled;

Purchaser has the meaning given to it in in the introduction of this Agreement;

Purchase Price has the meaning given thereto in Clause 4.1;

Purchaser's Group means the Purchaser and any and all of its Affiliates at any time, but excluding the Group Companies;

Purchaser's Lawyers means the attorneys-at-law at DVDW Advocaten B.V.;

Purchaser's Warranties has the meaning given thereto in Clause 21.1;

Regulation S means Regulation S as promulgated under the U.S. Securities Act of 1933, as amended;

Related Persons means any Affiliate and any other person forming part of the group (within the meaning of section 2:24c DCC) of which the legal entity concerned forms part;

Relief means any loss, relief, allowance, exemption, set off, deduction, right to repayment, credit or other relief of a similar nature granted by or available in relation to Tax under any applicable Law;

Repayment Amount has the meaning given thereto in Clause 5.2;

Representatives means any and all persons authorised to represent the entity concerned, whether or not the authority is subject to limitations, as well as any of the professional advisors or other representatives (however named) of such entity;

RVO means the Netherlands Enterprise Agency (*Rijksdienst voor Ondernemend Nederland*);

RVO Advance Payment has the meaning given thereto in Clause 19.1(a);

Schedule means each and every schedule to this Agreement;

SEC means the U.S. Securities and Exchange Commission;

Secondary Tax Liability means any Tax for which any Group Company is or will be liable or is or will be held liable, that would not have arisen but for the relationship between any Group Company and any person other than a member of the Purchaser's Group before Completion, including but not limited to any secondary liability pursuant to sections 34, 35, 39 and 43 of the Dutch Tax Collection Act 1990 (*Invorderingswet 1990*) or section 12a of the Wage Tax Act 1964 (*Wet op de Loonbelasting 1964*) and any Tax for which any person other than a member of the Purchaser's Group is liable, that on the basis of section 24 of the Tax Collection Act 1990 (*Invorderingswet 1990*) is offset against a receivable in respect of Tax of any Group Company on the Dutch Tax authorities;

Securities Act has the meaning given to it in Clause 6.1;

Seller has the meaning given to it in the introduction of this Agreement;

Sellers' Group means the Sellers and in relation to the Sellers, any and all of its Affiliates;

Sellers' Warranties means the representations and warranties listed in Schedule 9 (*Sellers' Warranties*);

Shares has the meaning given to it in Recital (A);

Signing Date means the date on which this Agreement shall be signed, being 10 February 2022;

Straddle Period shall mean any Tax Period beginning on or before, and ending after, the Completion Date;

Subsidiaries has the meaning given to it in Recital (B);

Subsidiary Shares means the issued and outstanding share capital of each of the respective Subsidiaries as set out in Recital (B);

Tax or **Taxation** means any and all forms of taxation (whether direct or indirect), social security charges, customs, duties, imposts, withholdings and other levies of whatever nature, including, but not limited to, any form of income tax, corporate income tax, trade tax, capital tax, wage tax, real property tax, transfer tax, registration tax, VAT, consumption tax, stamp duty, national social security contributions and employee social security contributions, customs and excise duties, environmental taxes and duties, dividend withholding tax and any liability for repayment of state aid in relation to tax, including in each case any interest, penalties, surcharges, fines or other additions thereto separately or jointly due, payable, levied, imposed upon or claimed to be owned in any relevant jurisdiction, whether directly payable to any relevant Tax Authority or payable pursuant to any relevant Tax sharing arrangement or agreement (including Tax unity obligations, Tax sharing agreements) or Tax indemnity arrangement or agreement;

Tax Audit means any audit, investigation, visit, inspection, assessment, discovery, access order or other proceedings by any Tax Authority with respect to any Tax matter of any Group Company that (i) relates to a period before or up to and including the Completion Date or (ii) may result in a Tax Indemnity Claim;

Tax Authority means any local or national authority in any jurisdiction having the power to impose or collect Tax;

Tax Covenant means Schedule 11 (*Tax Covenant*);

Tax Deduction means any deduction or withholding in respect of Tax;

Tax Event means any act, transaction or omission relevant for Tax purposes, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

Tax Indemnity has the meaning given to it in Paragraph 1 of Schedule 11 (*Tax Covenant*);

Tax Indemnity Claim means any claim under the Tax Indemnity;

Tax Liability means an Actual Tax Liability, a Deemed Tax Liability or a Secondary Tax Liability, or any other liability resulting from Sellers obligations under the Tax Indemnity and Tax Warranties including: (i) any and all reasonable out-of-pocket expenses incurred by the Purchaser or the relevant Group Company; and (ii) any out-of-pocket expenses incurred by the Purchaser following prior

agreement with the Sellers, in each case to the extent those costs are incurred in connection with any action taken in resisting or settling any such liability;

Tax Period means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid;

Tax Return means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority or other Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax in relation to the period up to and including the Completion Date;

Tax Warranties means the representations and warranties listed in Paragraph 2 of Schedule 11 (*Tax Covenant*);

Tax Warranties Claim means any claim under the Tax Warranties;

Third Party Claim has the meaning given to it in Clause 17.2;

Trade Register means the trade register (*handelsregister*) of the Dutch Chamber of Commerce (*Kamer van Koophandel*);

Transaction has the meaning given thereto in Recital (D);

Transfer has the meaning given thereto in Clause 2.3;

Transfer Agent means VStock Transfer LLC;

U.S. person has the meaning as defined in Rule 902(k) of Regulation S;

VAT means the turnover tax (*omzetbelasting*) as meant in the Turnover Tax Act 1968 (*Wet op de omzetbelasting 1968*) and the Council Directive 2006/112/EC against the rate applicable at the moment turnover tax becomes due;

1. Interpretation

1.1 No provision of this Agreement shall be interpreted against a Party solely because that Party was responsible for the drafting of that particular provision.

1.2 In this Agreement:

(a) the singular includes the plural and vice versa, and each gender includes the other genders;

(b) the words 'as of' shall be deemed to include the day or moment in time specified thereafter;

(c) a 'third party' means any person or entity other than the Sellers, the Purchaser or the companies within the Group;

(d) reference to 'writing' shall be to letters and facsimiles only;

(e) the words 'include', 'including' and 'includes' shall be deemed to be followed by the words 'without limitation';

(f) references to any time of the day are to CET time;

(g) the headings used are included for reference purposes only and shall not affect the interpretation of this Agreement;

(h) references to legislation are references to legislation as applicable at the time this Agreement was concluded;

(i) references to Clauses, Schedules or Annexes are, unless otherwise indicated, references to clauses, schedules or annexes of or to this Agreement;

(j) a reference to a person includes any individual, corporation, legal person, company, firm, joint stock company, trust, unincorporated organization, government, state or agency of a state or any joint venture, association, partnership or other entity (whether or not having separate legal personality);

(k) references to books and records are to the books and records (*administratie*) stored in any form.

1.3 Except as expressly otherwise provided in this Agreement, all periods of time set out in this Agreement shall start on the day following the day on which the event triggering the relevant period of time occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be the next Business Day. Where in this Agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

1.4 The preamble, recitals, Schedules or Annexes to this Agreement form an integral part of this Agreement, shall have the same force and effect as any other provisions of this Agreement and shall be construed and interpreted accordingly, including applicability of definitions, which shall have the same meaning as attributed to them in Schedule 1 (*Definitions and Interpretation*) if and when used in the preamble, recitals or any Schedule.

1.5 Any statement in this Agreement which refers to the knowledge, information, belief or awareness of a Seller – including the expressions 'to the Sellers' best knowledge' and 'known to the Sellers' – or any similar expression, shall be deemed to comprise such knowledge, information, belief or awareness that a Seller has or should have had on the Signing Date.

1.6 Where any obligation in this Agreement requires the use of 'reasonable endeavors', 'best efforts', 'reasonable best efforts' or wording of a similar nature, the requirement could be defined as performing in such a way as a person desirous of achieving a result would reasonably do in similar circumstances to try to ensure that such result is achieved as expeditiously as possible. Assessment of the satisfaction of this requirement shall take into consideration, among other factors, (i) the price, financial interest and other terms of the obligation, (ii) the degree of risk normally involved in achieving the expected result, and (iii) the ability of an unrelated person to influence the performance of the obligation.

1.7 Save as explicitly otherwise provided in this Agreement, an action taken or transaction entered into by a company (including in particular the Sellers and the Group) shall be deemed

to have been taken or entered into in the 'ordinary course of business' only if such action or transaction falls within the scope of (operational) activities of such company as previously carried out, but excluding actions or transactions which are unrelated to the (operational) activities of that company as previously carried out.

1.8 This Agreement is drafted in the English language. Dutch terms and legal concepts are expressed in English terms and not in their original Dutch terms and concepts. English references to any Dutch legal term shall in respect of any jurisdiction other than the Netherlands, be construed and interpreted in that certain jurisdiction as a reference to the term or concept which most closely corresponds to the Dutch concept. This Agreement should be read and interpreted accordingly.

1.9 Reference to any Dutch legal term or concept shall, in any jurisdiction other than the Netherlands, be construed as a reference to the term or concept which most closely corresponds to it in that jurisdiction. English terms to which another language translation has been added in italics shall be interpreted in accordance with such other language translation, disregarding the English term to which such other language translation relates.

SCHEDULE 2

SHARES PER SELLER

Name Seller	Amount of Shares owned	Share numbers (as per the shareholders' register)	Entitlement to Purchase Price	Entitlement to AgriForce Shares
Jacco van der Wekken Holding B.V.	2,611	10,487 up to and including 10,520; 12,153 up to and including 12,265; 15,537 up to and including 18,000.	16.96%	16.96%
Arnoud & Anja Beheer B.V.	1,611	12,266 up to and including 13,876.	10.47%	10.47%
René van Tol Beheer B.V.	1,439	5,510 up to and including 6,948.	9.35%	9.35%
Cor van Oers Beheer B.V.	1,683	1,332 up to and including 2,866; 10,521 up to and including 10,688.	10.94%	10.94%
GeJo B.V.	1,664	7,427 up to and including 9,018; 15,454 up to and including 15,525.	10.81%	10.81%
Ad van Laarhoven Beheer B.V.	1,775	3,708 up to and including 5,392; 9,436; 10,669 up to and including 10,718; 12,125 up to and including 12,152; 15,526 up to and including 15,536.	11.53%	11.53%

Harm Brinks Beheer B.V.	742	10,905 up to and including 11,646.	4.82%	4.82%
Roelof Naber Beheer B.V.	1,094	1 up to and including 1,094.	7.11%	7.11%
Stekidotema Beheer B.V.	1,001	2,867 up to and including 2,901; 5,413; 5,414; 6,949 up to and including 6,977; 9,437; 11,647; 11,648; 11,809 up to and including 12,124; 13,877 up to and including 14,460; 14,737 up to and including 14,768.	6.50%	6.50%
C. Oele	685	14,769 up to and including 15,453.	4.45%	4.45%
A.F.V. Braam	474	5415; 7,114 up to and including 7,426; 9,179 up to and including 9,338.	3.08%	3.08%
P.T.M. Hooijman	433	6,978 up to and including 7,070; 10,423 up to and including 10,486; 14,461 up to and including 14,736.	2.81%	2.81%
C.A. Bal	180	1,095 up to and including 1,131; 5,416 up to and including 5,509; 7,071 up to and including 7,113;	1.17%	1.17%

		9,019 up to and including 9,024.		

SCHEDULE 3

THE GROUP COMPANIES

1. Corporate information of the Group Companies and Participations

Delphy is the full legal and beneficial owner of and holds all (100%) issued and outstanding shares in the capital of:

Aegisto B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with registered office (statutaire zetel) in Meterik, the Netherlands, and its offices at Agro Business Park 5, 6708 PV Wageningen, the Netherlands, registered at the Trade Register under number 14121191.

Delphy B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, with registered office (*statutaire zetel*) in Wageningen, the Netherlands, and its offices at Agro Business Park 5, 6708 PV Wageningen, the Netherlands, registered at the Trade Register under number 09131958.

Delphy Projects B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, with registered office (*statutaire zetel*) in Wageningen, the Netherlands, and its offices at Agro Business Park 65, 6708 PV Wageningen, the Netherlands, registered at the Trade Register under number 12043713.

GreenQ Group B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, with registered office (*statutaire zetel*) in Bleiswijk, the Netherlands, and its offices at Violierenweg 3, 2663 MV Bleiswijk, the Netherlands, registered at the Trade Register under number 27277591.

Improvement Centre B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, with registered office (*statutaire zetel*) in Bleiswijk, the Netherlands, and its offices at Violierenweg 3, 2665 MV Bleiswijk, the Netherlands, registered at the Trade Register under number 27277600.

Delphy (Shanghai) Agriculture Technology Co., Ltd., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of China], with registered office (*statutaire zetel*) in Shanghai, and its offices at Room 324, 3/F, Building 2, No.239 Gang'ao Road, China (Shanghai) Pilot Free Trade Zone, Shanghai. registered at the Trade Register of Pudong under number 239.

Delphy Rwanda Ltd., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of Rwanda, with registered office (*statutaire zetel*) in Musanze, Rwanda, and its offices at KG 175 St plot no109, Remera Sector, Gasabo District, Kigali-City, Kenya, registered at the Trade Register under number 110913380.

Furthermore, Delphy holds a certain percentage of the issued and outstanding shares in the capital of (the percentage of held shares included for each company);

49,99 % in

Delphy CVBA, a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of Belgium, with registered office (*statutaire zetel*) in Beringen, Belgium, and its offices at Koolmijnlaan 201, 3582 Beringen, Belgium, registered at the Trade Register under number 0884.288.028.

50 % in

Delphy Japan Co., Ltd., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of Japan, with registered office (*statutaire zetel*) in Shimotsuke, Japan and its offices at 262-10 Shiba, Shimotsuke, Tochigi, Japan, registered at the Trade Register of Shimotsuke under number 80600 0102 5909.

85 % in

Delphy Poland Sp. z.o.o., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of Poland, with registered office (*statutaire zetel*) in Warszawa, and its offices at Ul Zamiany 8 /LU2, 02-786, Warszawa, Poland, registered at the Trade Register under number 0000508861.

35.2% in

Delphy UK Ltd., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of United Kingdom, with registered office (*statutaire zetel*) in Chiltern Chambers, St Peters, Avenue, Caversham, Reading, Berks, RG4 7DH, United Kingdom, and its offices at Rodlands, Halse, Taunton, Somerset, TA4 3AQ, United Kingdom, registered at the Trade Register under number 06380850.

30 % in

HAS Hortiadvise A/S, a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of Denmark, with registered office (*statutaire zetel*) in Odense, Denmark, and its offices at Hvidkærvej 29, Højme, 5250 Odense SV, Denemarken, registered at the Trade Register under number 32305164.

13 % in

Latia Agribusiness Solutions Ltd., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of Kenya, with registered office (*statutaire zetel*) in Kajiado, Kenya, and its offices at Off Pipeline Road, Isinya, P.O. Box 211-00110, Kajiado, Kenya, registered under number PVT-AAACXI8.

41 % in

Xplant.nl B.V., a private company with limited liability (*besloten vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, with registered office (*statutaire zetel*) in Zwaagdijk-Oost, the Netherlands, and its offices at Bollenmarkt 7M, 1681 PJ Zwaagdijk-Oost, the Netherlands, registered at the Trade Register under number 60633247.

SCHEDULE 4

BANK ACCOUNTS OF THE SELLERS

C. A. Bal

Bank: Coöperatieve Rabobank U.A.
IBAN: NL31RABO0320534154

Jacco van der Wekken Holding B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL35RABO011879252

Arnoud & Anja Beheer B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL98RABO0111782740

René van Tol Beheer B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL39RABO0114467889

Cor van Oers Beheer B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL92RABO0122566823

GeJo Beheer B.V.

Bank: ABN AMRO Bank N.V.
IBAN: NL77ABNA0603909825

Ad van Laarhoven Beheer B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL06RABO0129758884

Harm Brinks Beheer B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL59RABO0108778770

Roelof Naber Beheer B.V.

Bank: ING Bank N.V.
IBAN: NL58INGB0678192227

Stekidotema Beheer B.V.

Bank: Coöperatieve Rabobank U.A.
IBAN: NL63RABO0340400536

P. Hooijman

Bank: Coöperatieve Rabobank U.A.
IBAN: NL20RABO0155552775

C. Oele

Bank: ING Bank N.V.
IBAN: NL02INGB0000339969

A.F.V. Braam

Bank: Coöperatieve Rabobank U.A.
IBAN: NL25RABO0303128097

SCHEDULE 5

DISCLOSED INFORMATION

[*to be attached separately*]

SCHEDULE 6

COMPLETION

Prior to, or at Completion:

1. the Sellers' Representative will confirm to the Purchaser that the shareholders' agreement of Delphy has been terminated in accordance with the provisions thereto;

2. the Sellers shall hand over the original shareholders' register of Delphy to the Notary;

3. the Sellers shall provide the Purchaser with written evidence that all requisite corporate and other action necessary for it to enter into this Agreement and to perform its obligations pursuant to or in relation to this Agreement and all related documents have been duly taken; and

4. the Purchaser shall provide the Sellers' Representative with written evidence that: (i) all requisite corporate and other action necessary for it to enter into this Agreement and to perform its obligations pursuant to or in relation to this Agreement and all related documents have been duly taken; and (ii) the person(s) that will be signing this Agreement on behalf of the Purchaser is/are duly authorised to represent the Purchaser and to enter into this Agreement in its name.

5. the Sellers shall provide evidence to the Purchaser providing that the shares of Stichting Participatie DLV Plant Groep have been transferred to Delphy, and have been retracted in accordance with the relevant articles of association and legal requirements and that the Shares as mentioned in this Agreement amount to 100% of the issued shares of Delphy.

6. Independent valuation will have taken place of the Properties.

After confirmation by the Notary that the Cash Completion Amount has been received in the Notary Account:

1. the Parties shall sign and execute the Notary Letter;

2. the Parties shall sign and execute the Escrow Agreement;

3. the Purchaser shall issue the AgriForce Shares, and provide proof thereof; and

4. the Parties shall execute the Deed of Transfer and Delphy will acknowledge the transfer of the Shares by executing the Deed of Transfer.

Upon execution of the Deed of Transfer:

1. the Purchaser is discharged in respect of the payment of the Cash Completion Amount and its obligation to issue the AgriForce Shares;

2. the Notary will (subject to conducting customary solvency checks) hold the Cash Completion Amount for the benefit of the Sellers and the Notary shall pay out the Cash Completion Amount *minus* the Escrow Amount in accordance with the Notary Letter;

3. the Notary shall pay out the Escrow Amount in accordance with the Escrow Agreement;

4. the Purchaser shall procure that the Notary shall update the original shareholders' register of Delphy in order to reflect the changes pursuant to the Transaction, as well as to procure that any necessary amendments are registered at the relevant trade registers; and

5. the Purchaser and Sellers shall issue a joint press release.

On the Completion Date the Parties shall further take such actions as are required to be taken by this Agreement in order to effect the Completion and shall render all reasonably required cooperation to procure that the transfer of the Shares is effected within due time, including *inter alia* the granting of powers of attorney to the other Parties, the Companies or the Notary to sign and execute any and all documents, deeds, resolutions and other instruments possibly required to effect the Transfer.

SCHEDULE 7

INDEPENDENT EXPERT

1. **Independent Expert**

1.1 Any disputes relating to the Additional Leakage is to be referred, in accordance with Schedule 8 (*Leakage*) to an Independent Expert:

(a) either party shall be entitled to nominate one of the big four accounting firms to be the Independent Expert (the **Nominee**);

(b) if the other party agrees to such Nominee, such Nominee shall be the Independent Expert; and

(c) if the parties do not agree to the Nominee within five Business Days of nomination, either party shall be entitled to request the President of the Dutch Institute of Chartered Accountants (*Nederlandse Beroepsorganisatie van Accountants (NBA)*) or its successor organisation to nominate one of the big four accounting firms to be the Independent Expert and the parties shall appoint such person as the Independent Expert.

2. **Procedures**

2.1 The Independent Expert shall act on the following basis:

(a) the Independent Expert shall determine the dispute by means of expert determination, shall not act as an arbitrator and shall not decide on legal issues;

(b) the item or items in dispute shall be notified to the Independent Expert in writing, with a copy to the other party, by the Sellers or the Purchaser within 20 Business Days following the appointment of the Independent Expert;

(c) the terms of reference shall be to determine the item or items in dispute and therefore the calculation the Additional Leakage, in accordance with the provisions of this Agreement;

(d) the Independent Expert shall be entitled to determine the procedure applicable to its determination;

(e) the procedure will be conducted in the English language;

(f) the Independent Expert shall render its decision without undue delay;

(g) the Sellers and the Purchaser shall each provide (and, to the extent they are reasonably able to, shall procure that their respective accountants provide) the Independent Expert promptly with all information and assistance which the latter reasonably requires and the Independent Expert shall be entitled (to the extent they consider it appropriate) to base its opinion on such information; and

(h) the Independent Expert shall decide upon the allocation of its costs and expenses between the Sellers and the Purchaser based on the proportion that the respective Party does not prevail with its position.

SCHEDULE 8

LEAKAGE

1 Leakage Amount

1.1 In accordance with Clause 4 of this Agreement, the Purchase Price shall be reduced by an amount equal to the sum of the following items (each of which shall constitute "**Leakage**"), to the extent that such items occurred during the period from and including the Effective Date up to Completion, but excluding any of these items that are Permitted Leakage contemplated in Paragraph 3 of this Schedule 8:

(i) the amount of any and all dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of any share capital, loan capital, bonds or other securities of the Company, in each case whether in cash, stock or in kind, paid or made by Delphy to any member of the Sellers' Group;

(ii) an amount equal to any and all payments (including any payment of interest or fees) made and the value of any assets transferred by Delphy directly or indirectly in favor of or to any member of Sellers' Group, other than on arm's length terms;

(iii) an amount equal to the amount of any indebtedness of any kind that is incurred by or repaid by Delphy to (or for the benefit of) any other member of the Seller's Group other than as a direct obligation under their respective employment agreements (where applicable);

(iv) an amount equal to the amount of any indebtedness or liabilities of any kind owed by any member of the Sellers' Group, other than in respect of any indebtedness or liabilities in respect of which Delphy is the principal debtor, which is assumed by or indemnified (to the extent such indemnity results in any obligation to pay) to Delphy;

(v) an amount equal to all other fees, costs and expenses (including the fees, costs and expenses of lawyers, accountants, brokers, finders, financial and other advisers) incurred or reimbursed by, or charged to the Company related to the Transaction, except for the salary costs of any personnel of Delphy;

(vi) an amount equal to any advisory or similar fees paid or payable to any member of the Seller's Group by the Group Companies outside the ordinary course of business (and for the avoidance of doubt, not related to the Transaction);

(vii) an amount equal to any payment gratuity, commission, rebate, discount or bonus (in cash or in kind) paid or payable to any director, officer, employee or consultant of any member of the Sellers' Group or the Company incurred or reimbursed by, or charged to, Delphy, outside the ordinary course of business including but not limited to any payment gratuity, commission, rebate, discount or bonus (in cash or in kind) as an incentive to complete, or triggered by, the Transaction;

(viii) any Tax in respect of any of the matters referred to in this Paragraph 1.1; and

(ix) any agreement as to any of the matters referred to in this Paragraphs 1.1, but only to the extent it results in an actual payment by the Group Companies;

the aggregate of the items in Paragraphs 1 of this Schedule 8 (*Leakage*) being referred to as the "**Leakage Amount**".

2 Leakage Notice

2.1 The Sellers shall deliver a Notice to the Purchaser setting out the Leakage Amount together with sufficient detail as to enable the Purchaser to assess the amount and basis for the amount no later than ten (10) Business Days prior to when Completion is envisaged to take place. The Leakage Notice shall be binding for the purposes of Completion and shall only be subject to challenges through the Additional Leakage Notice, in accordance with Paragraph 4.1 below.

3 Permitted Leakage

3.1 The Parties agree and acknowledge that the Company shall be entitled to do or have done any of the following payments or commitments, which have been factored in the Base Purchase Price, without it having any further effect on the Base Purchase Price or the Purchase Price ("**Permitted Leakage**"):

(i) payment of salaries and remuneration costs to the managers pursuant to the terms of its employment agreement as in force at the Effective Date in the ordinary course of business and consistent with past practice;

(ii) as an exception to Paragraph 1 of this Schedule 8, a dividend, limited to € 400.000,- since 31 December 2020 (according to the annual report 2020), as paid to the current shareholders.

(iii) anything undertaken at the request, or with prior written consent, of the Purchaser;

(iv) an amount equal to any break fees or prepayment fees or expenses incurred by the Company in connection with pre- or repayment of any debt or release of any security over any assets of the Group Companies, that have been incurred within the ordinary course of business;

4 Additional Leakage

4.1 If and to the extent that the Purchaser, within six (6) months after Completion, identifies that (i) there has been any Leakage and no adjustment to the Purchase Price was made in respect of such Leakage in accordance with Clause 4, or such Leakage was not otherwise reimbursed to or on behalf of the Company by the Seller or a member of the Sellers' Group or (ii) one or more amounts have been identified as Permitted Leakage,

but should not be considered Permitted Leakage in accordance with the terms of this Agreement, and as such have been excluded from the Leakage Amount for the purposes of the payments at Completion ((i) and (ii) together referred to as "**Additional Leakage**"), then the following shall apply:

(i) the Purchaser shall be entitled to deliver a Notice to the Seller setting out the amount of Additional Leakage, together with sufficient detail as to enable the Sellers to assess the amount and basis for the amount (the "**Additional Leakage Notice**");

(ii) within twenty (20) Business Days of receipt of the Additional Leakage Notice, the Sellers shall be entitled to deliver a Notice to the Purchaser disputing the Additional Leakage (the "**Dispute Notice**") and the Sellers and the Purchaser shall negotiate in good faith to agree the amount of Additional Leakage. If no Dispute Notice is delivered within such period then the Sellers shall be deemed to have accepted the Additional Leakage Notice and Paragraph 4.2 shall apply. If the Sellers and the Purchaser do not agree on the Additional Leakage within twenty (20) Business Days of delivery of the Dispute Notice, the Additional Leakage shall be determined by the Independent Expert as set out in Schedule 7 (*Independent Expert*).

4.2 The Sellers shall procure that any amount of Additional Leakage agreed or determined in accordance with this Paragraph 4.1 is paid to the Purchaser within fifteen (15) Business Days of agreement or determination in accordance with Paragraph 4.1 free and clear from all deductions or withholdings whatsoever, except as required by Law or as provided for in this Agreement.

5 Liability

5.1 It is expressly understood that liability for Leakage and Additional Leakage shall be borne by the Sellers by way of reduction in Purchase Price.

SCHEDULE 9

SELLERS' WARRANTIES

1. Authority and Capacity

1.1 The Sellers have been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

1.2 All corporate and other action required to be taken by the Sellers (where applicable) to authorise the execution of this Agreement and the performance of its obligations under this Agreement has been duly taken or will have been duly taken by Completion.

1.3 This Agreement has been duly executed on behalf of the Sellers and constitutes legal, valid and binding obligations on the Sellers, enforceable in accordance with its terms.

1.4 The execution by the Sellers of this Agreement and of each other document related hereto to which it is or will be a party and the performance of the obligations of the Sellers under it and each of them do not and will not conflict with or constitute a default under any provision of (i) the constitutional and corporate documents of the Sellers or any Group Company, or (ii) any Legal Requirement, lien, lease, judgement, award, injunction, decree, or any other restriction of any kind or character by which the Sellers or any Group Company is bound, or result in the creation or imposition of any Encumbrance on any of the Shares and the Subsidiary Shares or any of the property or assets of any Group Company.

1.5 All authorisations, approvals, consents or permits from, and announcements, consultations, notices, reports, registrations or filings with, any Governmental Authority or other authority that are necessary to enable the Sellers or any Group Company to execute and perform its obligations under this Agreement and each other document related hereto to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2. Corporate Organisation

2.1 Each of the Group Companies has been duly incorporated under the laws of its jurisdiction and has been validly existing since its incorporation and has the required power and authority to own its assets and to carry on its Business as presently conducted.

2.2 The articles of association and any other corporate or constitutional documents of each of the Group Companies, as currently in force, have been Fairly Disclosed. No decision has been taken to amend the articles of association or any other corporate or constitutional documents of any of the Group Companies and no resolution has been adopted by the general meeting of shareholders of any Group Company to amend any of the foregoing.

2.3 The articles of association of the Group Companies Fairly Disclosed, constitute the complete text of the current articles of association of the Group Companies, The Group Companies comply with all statutory requirements for private limited liability companies under applicable laws and pursuant to their articles of association and they have not received any notification with respect to non-compliance.

2.4 Each of the Group Companies is duly registered with the Trade Register in the Netherlands or an equivalent body in a jurisdiction other than the Netherlands. The extracts of the Trade Register in the Netherlands or equivalent documents in a jurisdiction other than the Netherlands have been Fairly Disclosed and are true, accurate and complete.

2.5 All resolutions, annual returns and other documents required to be delivered to any relevant company registry or other corporate authority in any jurisdiction have been correctly and properly prepared and filed in accordance with applicable legal requirements and are true, complete and accurate.

2.6 The shareholders' register of each Group Company, or equivalent documents in a jurisdiction other than the Netherlands, has been Fairly Disclosed and has been properly kept in accordance with applicable law.

2.7 Copies of all of the constitutional and corporate documents of each Group Company have been Fairly Disclosed and are true, accurate and complete.

2.8 No Group Company, other than in respect of another Group Company or any Participation:

(i) holds or beneficially owns nor has it agreed to acquire any securities of any other legal entity or corporation,

(ii) directly or indirectly, have an interest or participation in any partnership, joint venture, undertaking or legal person nor own any shares in the capital of, or have any other beneficial interest in, any company or business organisation,

(iii) control or take part in the management of (including as a shadow director) any other company or business organisation,

(iv) has any liability as a former member, officer or shadow director of any corporate body, partnership or unincorporated association, nor are there to the Sellers best knowledge, any circumstances in which such liability is likely to arise,

(v) is, nor has agreed to become, a member of any, partnership or joint venture (other than recognised trade associations),

(vi) has any branch, agency or any permanent establishment outside its country of incorporation,

(vii) has issued any profit sharing bonds or otherwise attributed rights to third parties to share in past, present or future income or profits, reserves or liquidation surpluses.

3. Insolvency

3.1 None of the Group Companies have been declared bankrupt (*failliet verklaard*) or been granted a temporary or definitive suspension of payments (*surséance van betaling*) or any equivalent in a jurisdiction other than the Netherlands nor has to the Sellers' best knowledge any person applied for a declaration of bankruptcy of any of the Group Companies or any equivalent in a jurisdiction other than the Netherlands. There has been no proposal made or resolution adopted by a corporate body of any Group Company for the winding-up, dissolution or liquidation (*ontbinding*) of such Group Company or any equivalent in a jurisdiction other

than the Netherlands nor do any circumstances exist which may result in dissolution or liquidation.

3.2 No order has been made, petition presented or resolution passed for the winding-up of the Group Companies or for the appointment of a provisional liquidator to the Group Companies by or on behalf of the Group Companies.

3.3 To the Sellers' best knowledge, no notice or intention to appoint an administrator or notice of appointment of administrator in respect to the Group Companies has been filed at court by any third party and no administration order has been made and no application for an administration order has been filed at court in respect of the Group Companies by any third party.

3.4 No receiver, manager or administrative receiver has been appointed over the whole part or part of any of the Group Companies' business or assets.

3.5 No voluntary arrangement or compromise or other similar arrangement with creditors have been proposed, approved or sanctioned by the Group Companies.

3.6 The Group Companies are not unable to pay their debts as they fall due and they have not stopped paying their debts as they fall due.

4. Shares and Subsidiary Shares

4.1 The Shares and the Subsidiary Shares constitute the whole of the issued and outstanding share capital of the Group Companies unless set out otherwise in Schedule 3 (*The Group Companies*). All information set out in Schedule 3 (*The Group Companies*) is true, accurate and complete.

4.2 The Shares and the Subsidiary Shares have been validly issued and fully paid up and no obligations exist for anyone to make further contributions to the Shares or the Subsidiary Shares.

4.3 The Sellers are the direct or indirect sole owners of the Shares and the Subsidiary Shares and have full legal and beneficial title to the Shares and indirectly, through the Shares, to the Subsidiary Shares, free and clear of any Encumbrances, other restrictions or other third party rights and full power and authority to transfer the full and unrestricted ownership of the Shares and indirectly, through transfer of the Shares, the Subsidiary Shares to the Purchaser.

4.4 Delphy directly or indirectly controls all the Subsidiaries and the Business of the Group Companies is not restricted on account of any third party holding shares in any Subsidiary or by virtue of any shareholder agreements with any third party.

4.5 No person is entitled, or to the Sellers' best knowledge has claimed to be entitled to, require any Group Company to issue or transfer any share in the share capital of any Group Company either now or at any future date and whether contingently or not. No Group Company is, or shall as a result of the Transaction be, under any obligation to transfer or offer any Shares or Subsidiary Shares to any party other than a Group Company or the Purchaser.

4.6 Within the three (3) year period prior to the Completion Date, all resolutions of the general meeting of shareholders of the Group Companies have been duly recorded in writing and there are no resolutions of the general meeting that have not yet been implemented.

4.7 All dividends or other distributions declared, or due in respect of the Shares, have been paid in full and no further claims in this respect exist.

4.8 No option rights, conversion rights, profit sharing rights or other (pre-emptive) rights for the acquisition of issued or not yet issued shares of the Group Companies exist and there is, except for the Purchaser, no person that has or shall acquire any limited right (*beperkt recht*) with respect to the Shares.

4.9 No depositary receipts (*certificaten van aandelen*) or equivalent instruments in a jurisdiction other than the Netherlands have been issued in respect of the Shares and the Subsidiary Shares.

4.10 No voting rights regarding the Shares or Subsidiary Shares, have been granted to any person whether by power of attorney, voting agreement or otherwise.

4.11 No provisions exist in any shareholders' agreement, both concerning Delphy and its Subsidiaries, that might affect the Transaction, and/or if these provisions do exist, they have been met and no claim may arise from said agreements relating to the Transaction.

4.12 All decisions made by the shareholders' meeting of Delphy, including but not limited to any decisions surrounding NOW Subsidies, have been made in accordance with the relevant regulations.

5. Accounts

5.1 The Accounts;

(a) have been prepared (i) on the basis of the books and records of the relevant Group Company and (ii) in accordance with applicable laws, regulations, statutory requirements, accounting practices and principles generally accepted in the applicable jurisdiction, (iii) on a basis consistent with the policies and principles applied by the Group Companies over the previous three financial years;

(b) show a true and fair view (*getrouw beeld*) of the financial position, assets, liabilities and profit or loss of the Group Companies in respect of the periods in respect of which they were prepared;

(c) have been audited by a certified auditor (*registeraccountant*) who has rendered an auditors' report (*controleverklaring van de registeraccountant*) without qualification, which report has not been changed, declared invalid or withdrawn;

(d) have been duly filed or an exemption from filing has been obtained in accordance with applicable statutory requirements.

5.2 As at the Completion Date, none of the Group Companies have any off-balance sheet liabilities, commitment, contingencies, restricted assets, other than as have been Fairly Disclosed.

5.3 To the Sellers' best knowledge, there are no circumstances which indicate that the total amounts that are owed to the Group Companies at the date of this Agreement and which are not fully written off or provided for in the Accounts may prove to be irrecoverable in whole or

in part. The Group Companies do not have any litigation, potential litigation or disagreement with their debtors, other than those that have been Fairly Disclosed.

5.4 During the last twelve (12) month period prior to the Signing Date, the Group Companies have not received notice from any of their trade debtors that such trade debtors have been declared insolvent or have become the subject of insolvency or reorganisation proceedings or have been granted a provisional or final suspension of payments.

5.5 During the last twelve (12) month period prior to the Signing Date, none of the Group Companies have subordinated, discounted, factored or sold (or in any such case agreed to do so) any of its debts or other receivables.

5.6 None of the Group Companies are a party to or liable (including contingently) under any guarantee, indemnity, suretyship, letter of set off or other similar commitment and there is not outstanding any such guarantee, indemnity, suretyship, letter of set off or other similar commitment given by or for the benefit of any of the Group Companies.

5.7 The Group Companies do not have any liabilities or other obligations of any nature, whether disputed, payable, conditional or otherwise, outside the ordinary course of business, that have not been Fairly Disclosed.

5.8 There are no Encumbrances, nor has any Group Company agreed to create any Encumbrances, over any part of its relevant undertaking or assets, other than those Encumbrances Fairly Disclosed.

5.9 The Administration and all other material records of the Group Companies (as well as records which the Group Companies may be obliged to produce under any contract now in force), comply with Legal Requirements, the applicable accounting principles and the articles of association of the relevant Group Company.

6. Events since the Effective Date

6.1 Since the Effective Date:

(a) the Group Companies have conducted their Business in the ordinary course consistent with past practice;

(b) there has been no material change in the accounting practice, practices or Tax policies employed by the Group Companies in recognising revenue;

(c) the Group Companies have not, other than in the ordinary course of business, disposed of, or agreed to dispose of, an asset for an amount which is lower than arm's length value, or assumed or incurred, or agreed to assume or incur, a material liability, obligation or expense (actual or contingent); and

(d) the Group Companies have not acquired or agreed to acquire an asset for an amount which is higher than the arm's length value,

7. Assets

7.1 The assets owned by or available to each Group Company comprise all the assets necessary for the continuation of the Business as carried on at the date of this Agreement.

7.2 All assets owned or used by the Group Companies which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in the sole name of the Group Company.

7.3 All assets used or held by each Group Company in connection with its Business are legally and beneficially owned by the relevant Group Company, used exclusively by the relevant Group Company or by the Group Companies generally and (where capable of possession) in the exclusive possession or under the direct control of a Group Company.

7.4 Copies of any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement, to which the Group Companies are a party, have been Fairly Disclosed;

7.5 Except to the extent to which appropriate provisions or reserves (reserve) have been made in the Accounts, to the Sellers' best knowledge all book debts owed to the Group Companies, whether included in the Accounts or arising since the Effective Date, will be duly paid in full in accordance with the relevant Group Company's invoice terms and none of such debts has been factored, sold or agreed to be sold by the relevant Group Company.

7.6 No distress attachment, execution attachment or other attachment has been levied on an asset of the Group Companies.

8. Financial matters

8.1 Details of all bank accounts maintained or used by the Group Companies (including the name and address of the bank with which the account is kept and the number and nature of the account) are Fairly Disclosed.

8.2 In relation to Encumbrances over assets of the Group Companies (if any) and in relation to all overdraft, loans and other financial and leasing facilities available to the Group Companies;

(i) material details thereof and true and complete copies of all relevant documents are Fairly Disclosed;

(ii) there has been no contravention of, or non-compliance with, their terms and conditions;

(iii) no step to enforce any Encumbrance or repayment of any facility has been formally taken or threatened;

(iv) there has been no alteration in their terms and conditions and they are all in full force and effect; and

(v) none depends on the guarantee or indemnity of, or on any security provided by, a third party, other than another Group Company, or any of the Sellers.

8.3 No event has occurred, or is alleged to have occurred, which is (or with the passage of time and/or the giving of any notice, certificate, declaration or demand, would become) an event of default under, or a breach of any of the material terms of any loan capital, borrowing, debenture or financial facility of any Group Company or which would entitle any third party to call for repayment before normal maturity.

8.4 Having regard to their existing banking and other facilities, the Group Companies have sufficient working capital for the purpose of continuing to carry on the Business in its present form and at its present level of turnover for the foreseeable future and for the purpose of executing, carrying out and fulfilling in accordance with their terms all contractual obligations undertaken by them.

8.5 There is no grant or subsidy or other financial assistance received or receivable by the Group Companies from any governmental, quasi-governmental or other authority or body, other than as Fairly Disclosed. No act or omission by the Group Companies or by any of the Sellers (including entering into or performing any obligation under this Agreement), has resulted or could result in all or part of any such assistance becoming repayable early or being forfeited or withheld. Any government subsidies related to COVID-19 (including NOW Subsidies), that have become or will become repayable have been repaid.

8.6 No formal threat of litigation for repayment of monies has been received by the Group Companies from any third party, nor has any demand been served on the Group Companies by any of their creditors.

8.7 No formal claims resulting from the (recent) liquidation of a number of Delphy subsidiaries exist, and to the Sellers' best knowledge no such claim shall arise.

9. Customers and Suppliers

9.1 All material customer and supplier agreements entered into by any Group Company have been Fairly Disclosed and there are no verbal contracts, agreements or arrangement with such material customers or suppliers.

9.2 To the Sellers' best knowledge:

a) no material supplier of any Group Company has ceased or will cease supplying to the Group Company or has reduced or will reduce its supplies to it; and

b) no material customer of any Group Company has reduced or will reduce its custom or services with or supplies to it,

after Completion or as a result of the Transaction.

9.3 None of the Group Companies are, and to the Sellers' best knowledge, no other party is, in breach of any customer or supplier agreement or arrangement to which any Group Company is a party and to the Sellers' best knowledge there are no matters or circumstances which might give rise to a breach of such agreement or arrangement by any party to it.

9.4 None of the Group Companies is subject to minimum purchase obligations under any of the supplier agreements.

9.5 No discount, penalty or price reduction has occurred relating to insufficient performance resulting in unsatisfactory service levels by any of the Group Companies during the past three years.

9.6 As per the Completion Date, no Group Company conducts any business in Iran, having duly ended any and all agreements to such effect, and procured that all obligations under those

agreements have been met in full by the respective Group Company, and the respective creditors.

10. Contracts and Agreements

10.1 None of the Group Companies is a party to any agreement that was not concluded in the ordinary course of business of the Group Company in question and no Group Company is a party to any agreement or arrangement which restricts its freedom to carry on the whole or any material part of its Business in any part of the world.

10.2 An executed copy of all written agreements to which any Group Company is a party and all documents of title relating to each of the assets owned or used by the Group Companies are in the possession of or under the control of the Group Companies. All such agreements and documents are complete, valid, binding on each of the parties to it and, subject to being declared insolvent or have become the subject of insolvency or reorganisation proceedings or have been granted a provisional or final suspension of payments, enforceable in accordance with their terms.

10.3 None of the Group Companies are, and to the Sellers' best knowledge, no other party is, in breach of any agreement or arrangement to which any Group Company is a party and to the Sellers' best knowledge there are no matters or circumstances which might give rise to a breach of such material agreement or arrangement by any party to it.

10.4 The execution and the performance of this Agreement will not breach any material agreement to which any of the Group Companies is a party, nor will it entitle any other party to terminate any such material agreement.

10.5 No notice of termination, recission (*ontbinding*), nullification (*vernietiging*) or invalidation has been received by any Group Company, or given by any Group Company, in respect of any material contract to which such Group Company is a party.

10.6 The Group Companies are not a party to:

(i) any contract, covenant, commitment or arrangement:

(a) made otherwise than in the ordinary and usual course of the business of the Group Companies as now carried on;

(b) that is not at arm's length terms;

(ii) any partnership or joint venture, other than as have been Fairly Disclosed;

10.7 Neither any of the Sellers nor any of the Group Companies has received any material complaint, relating to any services provided by a Group Company in the 3 years preceding the Signing Date and, to the Sellers' best knowledge there are no facts or other circumstances which are likely to give rise or result in any such complaint.

10.8 There are no material expenses or financial commitments related to a Group Company or its business that in the last 12 months have been borne by any of the Sellers or a third party and that (in order to continue to enjoy the benefit of any related services or otherwise) after the Completion Date a Group Company will need to pay for or obtain at its cost from other sources.

10.9 No offer, tender or similar arrangement is outstanding which is capable of being converted into an obligation of a Group Company by an acceptance or act of a third party other than any such offers, tenders or similar arrangements made in the ordinary course of business.

10.10 Except for a representation or warranty implied by law or contained in its general terms and conditions or otherwise given in the ordinary course of business, the Group Companies have not given a representation or warranty in respect of services supplied (or agreed to be supplied), by it, nor have the Group Companies accepted an obligation that could give rise to such a liability.

10.11 All individual contracts for services (*overeenkomsten van opdracht*) under the respective framework agreements to which the Group Companies are a party as Fairly Disclosed in the Disclosed Information have been validly signed and are extended for the term included in such individual contracts.

10.12 None of the Group Companies have granted a power of attorney or similar authority to any third party authorising such third party to represent and bind the Group Company, either in general or for any special purposes.

11. Arrangements with Affiliates and/or Related Persons

11.1 The Group Companies:

(i) are not party to any agreement or arrangement (legally enforceable or not) in which a Seller or, a former director of a Group Company (or any of their Affiliates and/or Related Persons) is or had any personal interest; and

(ii) do not owe any material obligation or sum (save in respect of employment contracts that have been Fairly Disclosed) to, nor does it and, to the Sellers' best knowledge, neither will it immediately after the Completion Date have any contractual or other arrangements of any sort, other than employment agreements, with a Seller or any of its Affiliates and/or Related Persons.

12. Insurance

12.1 All insurance policies taken out by the Group Companies (the **Insurance Policies**) have been Fairly Disclosed and are in full force and effect, and all premiums due have been duly and punctually paid.

12.2 No written notifications have been received by any Group Company or Sellers with regard to the termination or non-renewal of any of the Insurance Policies or its continuation or renewal on less favourable terms and conditions.

12.3 The Insurance Policies provide adequate cover for all the assets of the Group Companies and their Business (that is, on adequate terms and conditions and for adequate values) against all risks normally insured against by persons carrying on the same type of business. The Insurance Policies enable the Group Companies to comply with all Legal Requirements, and the Group Companies have taken out all required Insurance Policies if and to the extent so obligated under agreements with third parties.

12.4 No claims are outstanding under any of the Insurance Policies, and during the last 24 months no insurer has denied a claim for coverage under any of the existing Insurance Policies.

13. **Confidential information**

13.1 The Group Companies have not disclosed to any third party any of its Confidential Information except where such disclosure was properly made in the ordinary course of the relevant Group Company's business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed.

14. **Intellectual Property Rights**

14.1 The Group Companies either owns or validly holds license to the Intellectual Property Rights required for the continuation of the Business as it is presently conducted.

14.2 The Group Companies have duly paid all registration and renewal fees in respect of all registered Intellectual Property Rights owned by the Group Companies and have not done or omitted to do anything whereby any such Intellectual Property Rights may be revoked, invalidated or rendered unenforceable or whereby the prospects of registration of such rights may be prejudiced.

14.3 All Intellectual Property Rights owned by and licensed to any Group Company are valid, subsisting and enforceable and to the Sellers' best knowledge none of such Intellectual Property Rights have been subject to challenge, opposition or attack. To the best of Seller's knowledge, there has been no unauthorised use by any person of any Intellectual Property Rights of any Group Company.

14.4 No activities of the Group Companies of to the Sellers' best knowledge any licensee under any license granted by any of the Group Companies infringe any Intellectual Property Rights of any third party and no claim has been made against any of the Group Companies or any such licensee in respect of such infringement.

14.5 All Intellectual Property Rights created by third parties under an agreement with a Group Company has been fully transferred to the relevant Group Company, and each Group Company has procured that any such Intellectual Property Rights that will be created under any existing contract with such third parties will fully transfer to the relevant Group Company at no additional cost to any Group Company.

14.6 Other than in the ordinary course of business, none of the processes and formulae, research and development results and other trade secrets of the Group Companies, the value of which to the Group Companies is contingent upon being kept confidential, have been disclosed by any of the Group Companies to any person other than the employees, representatives and agents of the Group Companies on a need to know basis and who are bound by duties of confidentiality.

14.7 The Group Companies are the beneficial owner and registrant of the domain names Fairly Disclosed, and of the websites which may be accessed at the domain names.

14.8 The Group Companies have not granted nor entered into, and are not obliged to grant or enter into, any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting or authorising the use or exploitation of the Intellectual Property Rights of any Group Company by third parties.

15. Information Technology

15.1 The IT Systems are either owned by or properly leased or licensed to the Group Companies and no Group Company is in material breach of any license or lease of the IT Systems.

15.2 The IT Systems are sufficient and suitable for operational and business requirements of the Group Companies, have been regularly and properly maintained in all material respects, and during the last 12 months there has been no failure, breakdown, defect or security breach of the IT Systems which has had a material adverse effect on any Group Company.

15.3 The Group Companies implement a data retention policy ensuring that electronic records including emails are stored and able to be retrieved from a secure, searchable archive. The data retention policies comply with applicable laws and regulations.

15.4 To the Sellers' best knowledge, the IT Systems have been satisfactorily and regularly maintained and there have been no breaches of the security of the IT Systems, save for one breach of a mailbox as has been Fairly Disclosed. The Group Companies have a disaster recovery plan, which would enable the Business to continue in all material respects in the event of serious damage to the IT Systems.

15.5 The Group Companies are in possession or control of the source code of all material software (other than off-the-shelf software) in the IT Systems and, to the Sellers' best knowledge, there has been no unauthorised disclosure of such source code. In the event that a Group Company does not own any such software, the relevant Group Company has the right to use that software.

16. Data Protection

16.1 Each Group Company materially complies with all Data Protection Laws.

16.2 No written notifications from any person or body alleging non-compliance with any Data Protection Laws have been received by any Group Company.

17. Real Estate Properties

17.1 The Disclosed Information contains true and accurate copies of all agreements of the Properties leased by the Group Companies (the **Leased Properties**).

17.2 The Properties are the only land and buildings owned, actively used or occupied by the Group Companies in carrying on the Business.

17.3 The Group Companies do not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or affecting any land or buildings other than the Properties.

17.4 No Group Company has made any material renovation or alteration of any Leased Property, other than on the basis of and in accordance with the prior permission or consent of the relevant landlords and/or – to the extent applicable – the relevant governmental authorities and no Group Company is under any obligation to reinstate any of the Leased Properties during or at the end of the relevant lease by removing any alteration or addition which has been made to it.

17.5 No Group Company has sublet any part of the Leased Properties without proper consent by the relevant owner, the lessor and/or the relevant authority.

17.6 Each Group Company holds all the required permits and licenses and uses the Properties and Leased Properties materially in accordance with, and has at all times materially complied with, the terms and conditions of the relevant lease and any other applicable agreement and all Legal Requirements, permits, licenses and zoning plans.

17.7 All Properties and Leased Properties are in good repair and in good condition and are in such state of repair and condition as to be substantially fit for the purpose for which they are at present used and, to the Sellers' best knowledge, do not contain any substance or material which is defective or a risk to health or safety.

17.8 Each Group Company has paid the rent and service costs due for leased Properties and is not indebted for any costs to the relevant landlord. Except for timely payment of the rent to the relevant landlord none of the Group Companies have any liabilities or obligations to any person under any lease agreement for a Property. Per Singing Date there are no material issues or discussions with any of the landlords regarding the Leased Properties.

17.9 None of the Group Companies has given notice of termination of the lease on any of the Leased Property and none of the Group Companies have received any notice or order in which the lease of any of the Leased Property has been terminated.

17.10 The Group Companies do not have any actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land or buildings apart from the Properties. In respect of the Properties, there are no dilapidations (*bouwvalligheid*) requiring works and no such dilapidations notices or claims are likely to be made in the 12 month period following the Completion Date.

17.11 There exists no dispute between a Group Company and the owner or occupier of any other premises adjacent to or neighbouring a Property.

17.12 ABN AMRO Bank N.V. has been informed, in accordance with the underlying mortgage agreements, of all (sub)letting of the Properties.

18. Employees

18.1 No person or entity (including the Sellers), is entitled to receive from any Group Company a finder's fee, brokerage or commission in connection with this Agreement, or in connection with the sale of the Shares.

18.2 The Disclosed Information contains full and accurate details of the terms and conditions of employment applicable to employees of the Group Companies and no (verbal or written) proposal, assurance or commitment has been communicated to any person regarding any material change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any material benefit, custom or any discretionary arrangement or practice, other than in the ordinary course of business and consistent with past practice.

18.3 None of the Group Companies has any verbal arrangements with any of its employees and none of the Group Companies have granted any loan, or provided any financial assistance

to any employee or former or prospective employee of the Group Companies, which is outstanding as of the Signing Date.

18.4 None of the employees of the Group Companies is entitled to or participates in any bonus, share option, profit sharing or similar plans, other than as Fairly Disclosed.

18.5 The Group Companies have in relation to each of their employees and each of the former employees of the Group Companies, complied with all obligations imposed on them by all applicable laws, codes of conduct and practice relating to or affecting employment, occupational safety and health, fair employment, equal opportunity or similar matters and have maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each employee and former employee. There are no arrears in respect of any payments due to any employees of the Group Companies.

18.6 There is no dispute between the Group Companies and any of their employees or former employees nor are there, to the Sellers' best knowledge, any facts or circumstances which may give rise to any such disputes. None of the former employees of the Group Companies are entitled to any remuneration, benefits, premiums and damages or similar payments (other than severance payments).

18.7 All employees of the Group Companies are permitted to work in the jurisdiction in which they carry out their duties for the relevant Group Company.

18.8 Within the year preceding the date of this Agreement, none of the Group Companies have been a party to a transaction involving the transfer of assets as a result of which employees have been transferred to any of the Group Companies by operation of law, nor could any employees or former employees of the Group Companies validly claim that such a transfer has taken place.

18.9 None of the Group Companies is currently or has formerly been a party or subject to a collective labour agreement, has any obligations towards, or under any arrangements with, any trade union and no Group Company is bound by any reorganisation plans (*sociaal plan*). Within the year preceding the Signing Date, there have been no labour disputes between the Group Companies and any of the (former) employees or any trade union and to the best of Seller's knowledge no circumstances exist that may lead to a collective labour dispute.

18.10 No director, officer, worker, employee or consultant is entitled to any bonus or other payment or benefit as a result of Completion and/or this Transaction.

18.11 There are no directors, officers, workers, or employees of Group Companies or consultants to the Group Companies who are on secondment, or other leave of absence (other than normal holidays or absence of no more than 2 weeks due to illness).

18.12 During the year preceding the Signing Date, no employee of the Group Companies is or was, due to illness, injury or other disability, unable to work (*arbeidsongeschikt*), or absent from work, for a period of more than 6 months.

18.13 The Group Companies have discharged their obligations in full in relation to salary, wages, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, Tax, national insurance, pension schemes and all other benefits and emoluments relating to its employees, officers, workers and consultants.

18.14 In the year preceding the Signing Date, no past or present director, officer, worker, consultant or employee of any Group Company or any predecessor in business has made or threatened any claim or action against a Group Company including:

(i) in respect of any accident or injury which is not fully covered by insurance;

(ii) for wrongful dismissal or breach of any service contract;

(iii) for loss of office or arising out of or connected with the termination of office or employment;

(iv) for any payment claimed under any Employment Laws;

(v) to reinstate or re-engage any former employee, and

to the Sellers' best knowledge, no circumstances have arisen or event or failure to act has occurred which could or might give rise to any such claim.

18.15 To the Sellers' best knowledge, there are no enquiries or investigations existing, nor pending or threatened affecting the Group Companies in relation to any directors, officers, workers or employees by any governmental or competent regulatory body.

18.16 No outstanding offer of employment or engagement has been made by any Group Company to any person nor has any person accepted an offer of employment or engagement made by the Company but not yet commenced such appointment.

18.17 Within the year preceding the Signing Date, no director or employee of any Group Company has, in their capacity as director or employee of a Group Company, been subject to any disciplinary proceedings nor has any director or employee of any Group Company raised any formal grievance under a Group Company's relevant procedures.

18.18 No disputes have arisen, nor do the Seller's know of any disputes that shall arise, relating to non-compete or non-solicitation clauses, with current or former employees.

18.19 No risk of any adverse effects to the Group Companies exists due to possible reclassification of temporary worker contracts.

18.20 The Sellers have Fairly Disclosed all material details of all remuneration and emoluments payable and any other benefits (including those received otherwise than in cash):

(i) actually provided; or

(ii) which the Group Companies are bound to provide (whether now or in the future)

to each officer, worker and employee of the Group Companies and consultant to the Group Companies together with the principal terms on which such remuneration emoluments and benefits are payable. Such details are true and accurate in all material respects.

19. Pensions

19.1 The Disclosed Information contains full and accurate details of all Benefit Schemes of the Group Companies.

19.2 None of Group Companies is subject to or required to participate in any state, branch or industry pension fund in respect of any employees or personnel.

19.3 All premiums that have become due in respect of the Benefit Schemes have been paid or are adequately provided for and the Group Companies have no obligation with respect to the Benefit Schemes, including back-service obligations, which are not fully funded or adequately provided for. The Group Companies have at all times observed and performed all of their obligations in respect of the Benefit Schemes in all material respects.

19.4 The Group Companies have not made any promise or agreement in respect of the provision of conditional pension rights (*voorwaardelijke pensioenrechten*), which are only to be funded at a later date.

19.5 Except pursuant to the Benefit Schemes, no Group Company has paid, provided or contributed towards, and no Group Company is under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards, any benefit for or in respect of any employee or former employee, director or other officer (or any spouse, child or dependents thereof) of any Group Company or of any predecessor in business of any Group Company or to pay any other costs or expenses in respect of the provision of any benefit.

19.6 No employee or former employee of the Group Companies has at any time been excluded from or has had benefits limited under the Benefit Scheme, whether directly or indirectly, on grounds of age, sex, sexual orientation, religious beliefs, disability or specified hours of work (including part time and fixed term employment) and every person who is entitled to membership of the Benefit Scheme has been invited to join from the date on which they became entitled.

19.7 The Benefit Scheme provides only money purchase benefits, rather than defined benefits, and the Group Companies have not given any promise or assurance to any beneficiary that their benefits under the Benefit Scheme will be calculated wholly or partly by reference to any person's remuneration or will constitute any particular amount and the benefits which are prospectively and contingently payable under the Benefit Scheme are solely such as can be provided by the funds available for each member under the Benefit Scheme.

20. Compliance and Litigation

20.1 The Group Companies are qualified to conduct their Business as currently carried out and have at all times conducted the Business in compliance with all applicable Legal Requirements.

20.2 In the five (5) years preceding the Signing Date, none of the Group Companies nor any of their (former) directors, officers, agents, employees or other representatives have, when acting for or on behalf of a Group Company, at any time been engaged in any agreement, arrangement, practices or conduct which infringes any competition or anti-trust law, Anti-Corruption Law, Anti-Money Laundering Law and Economic Sanctions Law. Each Group Company has instituted and maintained appropriate policies and adequate procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by such Group Company and its directors, officers and employees with all Anti-Corruption Laws, Anti-Money Laundering Laws and Economic Sanctions Laws.

20.3 The Group Companies have obtained all licenses, permits, consents, authorisations, certificates and registrations relevant or necessary to operate their Business as presently operated, which are in full force and effect and have at all times been complied with in all material respects.

20.4 To the best of Seller's knowledge, no circumstances exist which may result in the termination, revocation, suspension, modification of any of the licenses, permits, consents, authorisations, certificates and registrations or which may prejudice the renewal thereof.

20.5 None of the Group Companies is engaged in any disputes, litigation, arbitration or other proceedings, aside from those Fairly Disclosed, and, to the Sellers' best knowledge, there are no disputes, litigation, arbitration or other proceedings threatened against any of the Group Companies. There are no existing or expected judgements against any Group Company, aside from those Fairly Disclosed.

20.6 No injunction or order for specific performance (*nakoming*) has been granted against a Group Company which has not been discharged or fully complied with or is otherwise no longer in force.

20.7 To the Sellers' best knowledge, neither the Group Companies nor any director of the Group Companies are or have in the five (5) years preceding the Signing Date, been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is pending or threatened or likely. The Group Companies have not received any written request for information from any court or governmental authority with respect to any enquiry or disciplinary proceeding.

21. Information

21.1 All information that the Sellers or their advisors have provided to the Purchaser in the Disclosed Information is true and accurate. The Sellers have collected the information in the Disclosed Information in good faith and the Disclosed Information contains all information which the Sellers reasonably consider material.

SCHEDULE 10

PURCHASER'S WARRANTIES

1. CAPACITY

(a) The Purchaser is duly organised and validly existing under the laws of the jurisdiction in which it was incorporated.

(b) The Purchaser has the requisite power and authority (corporate and other) to carry on its business as currently conducted and it is authorised to execute this Agreement and any other agreements contemplated herein to which it is a party and, after obtaining shareholders' approval, to consummate the transaction contemplated herein. The execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action and save as set forth in this Agreement, no consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person, other than the shareholders' approval, are required in connection with the entering into of this Agreement, or of the agreements contemplated herein.

(c) The Purchaser is not insolvent nor has it been declared bankrupt, and no action or request is pending or, to the best knowledge of the Purchaser, threatened to declare the Purchaser bankrupt or to make the Purchaser subject to any proceeding contemplated by any applicable bankruptcy law.

2. CONSEQUENCES OF SALE

(a) The execution and performance by the Purchaser of this Agreement, and of the agreements contemplated herein, will not violate the provisions of any law by which it is bound, its articles of association or other similar documents (each as amended from time to time), any contract, agreement or other instrument by which it is bound or any resolution of its supervisory board, management board or other corporate body or of its shareholders.

(b) This Agreement and all other agreements and obligations undertaken in connection with the transaction contemplated herein constitute or will constitute, following the execution thereof, and subject to shareholders' approval, the valid and legally binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

3. SUFFICIENT FUNDS

(a) At Completion, the Purchaser has, subject to shareholders' approval, available sufficient funds to pay the Cash Completion Amount to the Notary in accordance with the terms of this Agreement.

(b) When due in accordance with this Agreement, there are no transfer restrictions or any other restrictions regarding the fund flow payment, and for any payments made by wire-transfer.

SCHEDULE 11

TAX COVENANT

1. **TAX INDEMNITY**

1.1 The Sellers shall indemnify (*schadeloos stellen*) on a euro-for-euro basis and hold harmless (*vrijwaren*) the Purchaser from:

(a) any Actual Tax Liability arising in respect of, by reference to or in consequence of:

(i) any income, profits or gains earned, accrued or received on or before the Completion Date;

(ii) any Tax Event which occurs or occurred on or before the Completion Date; and

(b) any Secondary Tax Liability, and

(c) any Deemed Tax Liability

(the **Tax Indemnity**).

2. **Tax Warranties**

2.1 Each Group Company has duly and timely paid all Taxes that are formally due and payable (*formeel verschuldigd*), before the Accounts Date except to the extent that any such unpaid Tax has been adequately provided for in the Accounts.

2.2 The Group Companies have duly, timely and correctly made all filings, returns, payments and withholdings, given all notices, maintained all records and supplied all other information in relation to Tax which they were required to make, give, maintain or supply and all such returns, payments, withholdings, notices, records and information were complete and accurate.

2.3 All records which any Group Company is required to keep for Tax purposes, or which are needed to substantiate any claim made or position taken in relation to Tax by a Group Company have been duly kept and are (or can be made immediately) available for inspection at the premises of the relevant Group Company.

2.4 None of the Group Companies have been, nor are, liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Tax. There are no facts which are likely to cause any of the Group Companies to become liable to pay any such penalty, fine, surcharge, interest or similar amount.

2.5 Each of the Group Companies is and has been in compliance in all material respects with all applicable transfer pricing Legal Requirements and regulations, including the maintenance of an acceptable reasoning and adequate documentation to support any position on transfer pricing.

2.6 The amount of Tax chargeable on the Group Companies has not been affected by any rulings, concession, arrangements, agreement or other formal or informal arrangement with

any Tax Authority (not being a ruling, concession, agreement or arrangement available to companies generally). None of the Group Companies are subject to a special Tax regime.

2.7 The Group Companies have made all deductions and withholdings in respect of, or on account of, any Tax from any payments made by them which they are obliged or entitled to make and have accounted in full to the appropriate Tax Authority for all amounts so deducted or withheld.

2.8 The Group Companies have at all times been resident, for Tax purposes, in their jurisdiction of incorporation and are not and have never been resident, for Tax purposes, in any other jurisdiction, neither have they had a taxable presence, or been deemed to have a taxable presence, including a CIT or VAT permanent establishment (*vaste inrichting*) outside such jurisdiction.

2.9 The repayment of any receivable due by a Seller to Delphy and/or any of the Group Companies on or prior to Completion in accordance with Clause 5.2 does not result in Tax becoming due by Delphy and/or any of the Group Companies, other than any Tax becoming due in relation to any interest accrued or received in relation to such receivable

2.10 None of the Group Companies is liable for Tax imposed on, or due for payment by, any third party (including any sub-contractor), the Sellers or any of their Affiliates, other than provided for in the Accounts.

2.11 There neither is nor has been any dispute, including litigation, between any of the Group Companies on the one hand and any Tax Authority on the other hand, nor have any of the Group Companies been the subject of any extraordinary investigation or visits by any Tax Authority. There are no facts which are likely to give rise to any such dispute or investigation in relation to Tax, and the Group Companies have not been notified of any request for such an audit or other any other examination in relation to Tax.

2.12 Each of the Group Companies is duly registered for the purposes of VAT in the country of its incorporation, and in any other country where such registration is required.

2.13 All information that the Sellers or their advisors have provided to the Purchaser in the Disclosed Information in relation to Tax is true and accurate. The Sellers have collected the information in the Disclosed Information in relation to Tax in good faith and the Disclosed Information contains all information in relation to Tax which the Sellers reasonably consider material.

2.14 The Group Companies have not participated in any transaction, scheme or arrangement of which the main purpose or one of the main purposes, or the effect is the avoidance or evasion of a liability to Tax or which would be re-characterised or treated as unenforceable or ineffective for tax purposes.

Clauses 2.1 through 2.14 are the '**Tax Warranties**'.

3. Exclusions

3.1 The Tax Indemnity and the Tax Warranties shall not cover any Tax Liability to the extent that:

(a) specific provision or reserve in respect of that Tax Liability has been made in the Accounts; or

(b) the Tax Liability was paid or discharged on or before the Signing Date or before preparation of the Accounts; or

(c) recovery has been made or can be made without cost to Purchaser, recovery is available under an insurance policy or is otherwise compensated for without cost to the Purchaser's Group; or

(d) the Tax Liability arises in respect of, by reference to or in consequence of the Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Purchaser or any person connected with the Purchaser (other than any Group Company) at any time after Completion, other than as required by any Legal Requirement; or

(e) it would not have arisen (or would have been reduced) but for a change in legislation or a change in interpretation of legislation on the basis of case law made after the Signing Date (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after the Signing Date; or

(f) it arises as a consequence of any failure by a member of the Purchaser's Group to comply with any of their respective obligations under this Schedule 11 (*Tax Covenant*); or

(g) it arises as a result of any change after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company other than a change which is reported by the auditors of a Group Company to be necessary in their opinion because such bases, methods or policies of accounting as at date of Completion are not in accordance with any generally accepted accounting practice or principle then current.

3.2 If a member of the Purchaser's Group becomes aware of any circumstance occurring after the Completion Date and that may give rise to a Tax Indemnity Claim or Tax Warranty Claim, the Purchaser shall, or shall procure that a Group Company shall: notify the Sellers as soon as reasonably possible, but in any event within twenty-one (21) Business Days after becoming aware thereof of such a circumstance in writing and stating, to the extent reasonably possible, the fact, the circumstance or the event and the legal basis that may lead or has led to such Tax Indemnity Claim or Tax Warranty Claim. Failure by the Purchaser to provide the notice within twenty-one (21) Business Days after becoming aware of a matter giving rise to a Tax Indemnity Claim or Tax Warranty Claim does not discharge the Sellers of its obligations under this Schedule 11 (*Tax Covenant*), but failure of the Purchaser to notify the Sellers within the aforementioned time limit, shall limit or exclude the liability of the Sellers if (and to the extent that) the delay caused irreparable damages to the Sellers or increase of the Tax Indemnity Claim or Tax Warranty Claim.

3.3 If a member of the Purchasers Group becomes aware of any circumstance occurring after the Completion Date that may give rise to a Tax Indemnity Claim or Tax Warranty Claim, the Purchaser shall, or shall procure that a Group Company shall, to the extent being legally entitled thereto, file a pro forma objection (*bezwaarschrift*) ultimately one (1) Business Day before the date of expiry of the applicable time limit for such objection or appeal.

4. Corresponding Benefit

4.1 If a member of the Purchaser's Group receives or will receive a benefit or makes or will make a saving which it would not have received or made but for the circumstances giving rise to a claim under this Schedule 11 (*Tax Covenant*), then:

a) The Purchaser shall procure that full details of the benefit or saving are given to the Sellers as soon as practicable and in any event within twenty-one (21) Business Days of receipt of the benefit or saving in question;

b) The liability of the Sellers under paragraph 3 shall be reduced with an amount equal to the amount of the benefit or saving that should be realised by the Group Company over time, which amount is equal to the Net Present Value; and

c) With respect to any benefits or savings that have not been taken into account pursuant to subparagraph (b) above, the Purchaser shall procure that, as soon as practicable and in any event within thirty (30) Business Days of the date when the benefit is actually received or saving in question is actually made, being the date when the Tax would otherwise have been due to avoid interest or penalties which are not due by virtue of the saving, the amount of such benefit or saving is forthwith repaid to the Sellers up to the amount of the benefit or saving and that any interest or repayment supplement received relating to the benefit or saving so far as repaid is also forthwith paid to the Sellers.

4.2 If a member of the Purchaser's Group is entitled to receive a benefit or make a saving, as referred to in paragraph 4.1 of this Schedule 11 (*Tax Covenant*), it shall make reasonable endeavours to obtain any such benefit or make such savings within a reasonable time.

5. DUE DATE FOR PAYMENT

Any amount owed by the Sellers pursuant a Tax Indemnity Claim or Tax Warranty Claim must be paid within 10 Business Days after the earlier of:

(a) the date on which a compromise or settlement has been reached between the Parties with respect to the relevant Tax Indemnity Claim or Tax Warranty Claim;

(b) the date on which a compromise or settlement has been reached with the Tax Authority in respect of the relevant Tax Liability; or

(c) the date on which a final decision is made on appeal with respect to the relevant Tax Liability against which no appeal is possible.

6. PREPARATION AND FILING OF TAX RETURNS

6.1 The Sellers shall prepare and file, or procure the preparation and filing of, all Tax Returns in respect of any Group Company in a manner and on a basis consistent with past practice

(*bestendige gedragslijn*), insofar as such Tax Returns are required to be filed on or before Completion.

6.2 The Purchaser shall prepare and file, or procure the preparation and filing of, all Tax Returns, in respect of any Group Company not covered by Paragraph 6.1 of this Schedule 11 (*Tax Covenant*) in a manner and on a basis consistent with past practice (*bestendige gedragslijn*), other than as required by Legal Requirement.

6.3 Where any Tax Return is required to be submitted for, or in respect of, a Straddle Period, a draft shall be submitted by the Purchaser to the Sellers at least 15 Business Days before its intended submission to any Tax Authority and the Sellers and their advisers shall be given access to all information necessary to determine its accuracy. In addition, the Sellers shall be kept informed by the Purchaser of any negotiations regarding the Tax liabilities of a Group Company relating to the Straddle Period and before any agreement in respect of those Tax liabilities is reached with a Tax Authority, details of the proposed agreement shall be given by the Purchaser to the Sellers at least 15 Business Days before the proposed conclusion of such agreement.

6.4 Each Party shall promptly provide the other Party with such information and assistance as may be reasonably requested by such Party in connection with the preparation and filing of all Tax Returns.

7. TAX AUDITS

7.1 Following the Completion Date, the Sellers shall cooperate, to the extent reasonable, with Purchaser with regard to the conduct of any Tax Audit.

7.2 Following the Completion Date, Purchaser shall promptly notify the Sellers, or as the case may be, the Sellers shall promptly notify Purchaser, in writing, and in any event within five Business Days upon receipt of a notice of any pending audit investigation, assessment or other material proceedings with respect to a Tax Audit and provide each other with a copy of all correspondence or other documentation received.

7.3 Following the Completion Date, Purchaser shall control the conduct of any such audits or other proceedings relating to any Tax of any Group Company, provided however that Purchaser shall require the prior written consent of the Sellers, which consent shall not unreasonably be withheld, to settle or compromise any such audit or proceeding with respect any Group Company. Purchaser shall timely inform and consult with the Sellers with regard to any correspondence, meetings and appeal opportunities with the relevant Tax Authorities or the relevant courts in relation to such audits or proceedings. The Purchaser shall take into account any comments that the Sellers may have, except to the extent they are unreasonable, in relation to such correspondence, meetings and appeal opportunities.

7.4 The Purchaser shall control the conduct of any audits or other proceedings relating to Tax matters of any Group Company not covered by Paragraph 7.3 of this (Tax Covenant) and shall be entitled to settle and compromise any such audit or proceeding.

7.5 The Sellers and the Purchaser shall provide each other such information and render such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any such audit or other proceeding.

7.6 The Sellers and Purchaser agree to retain all records that may be required for the conduct of any audit or other proceedings until the expiration of applicable statutory limitation period and, upon reasonable notice, to provide each other access to all books and records relating to any Group Company as may be reasonably required to exercise their rights under this Schedule 11 (*Tax Covenant*).

8. PRECEDENCE OF THIS TAX SCHEDULE

8.1 In the event of any discrepancies between this Schedule 11 (*Tax Covenant*) and the rest of this Agreement, this Schedule 11 (*Tax Covenant*) takes precedence, if and to the extent the matter concerned relates to Tax.

8.2 The limitations set forth in Clause 18.2(b), Clause 18.3, Clause 18.6, Clause 18.9 and Clause 32.1 of this Agreement shall *mutatis* mutandis apply with respect to the Tax Indemnities in this Tax Covenant and the Tax Warranties in this Tax Covenant.

SCHEDULE 12

ADDRESSES OF PARTIES

The Sellers

Seller	Country	Address	Postal code and city
Jacco van der Wekken Holding B.V.	The Netherlands	Voorstraat 59	4033 AC Lienden
Arnoud & Anja Beheer B.V.	The Netherlands	Markt 23	6701 CX Wageningen
René van Tol Beheer B.V.	The Netherlands	Dorpsstraat 20	2391 BG Hazerswoudedorp
Cor van Oers Beheer B.V.	The Netherlands	Neerstraat 12	4751 RH Oud Gastel
GeJo B.V.	The Netherlands	Adelaarshof 3	8161 MA Epe
Ad van Laarhoven Beheer B.V.	The Netherlands	Middelstraat 41	5176 NH De Moer
Harm Brinks Beheer B.V.	The Netherlands	van Speyk 135	5831 LC Boxmeer
Roelof Naber Beheer B.V.	The Netherlands	Gasselterweg 1 a	9461 HA Gieten
C. Oele	The Netherlands	Brede Hilledijk 444C	3072 NK Rotterdam
A.F.V. Braam	The Netherlands	Bernhardlaan 22	1735 HJ 't Veld
Stekidotema Beheer BV	The Netherlands	Noordlandselaan 15 b	2691 KS 's-Gravenzande
P. Hooijman	The Netherlands	Vorenpakker 10	8314 AX Bant
C. A. Bal	The Netherlands	Rozenstraat 14	4434 AL Kwadendamme

The Purchaser

Purchaser	Country	Address	Postal code and city
AgriFORCE Growing Systems Ltd.	Canada	#300, 2233 Columbia St.	BC V5Y OM6, Vancouver